                         AGREEMENT AND PLAN OF MERGER


                               between and among


                            CROWN JEEP EAGLE, INC.
                              BERYLSON, INC.  and
                           SHANNON AUTOMOTIVE, LTD.,



                                      and


                              KEVIN J. COFFEY and
                                PAUL J. RHODES


                                      and


                           UNITED AUTO GROUP, INC.,
                              UAG TEXAS, INC. and
                              UAG TEXAS II, INC.


                                     dated

                               December 16, 1996

                               TABLE OF CONTENTS

ARTICLE 1      THE MERGERS  . . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.1    Surviving Corporation . . . . . . . . . . . . . . . .    2
     SECTION 1.2    Certificate of Incorporation  . . . . . . . . . . . .    2
     SECTION 1.3    Bylaws  . . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.4    Directors . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.5    Officers  . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.6    Closing . . . . . . . . . . . . . . . . . . . . . . .    2
     SECTION 1.7    Effective Time  . . . . . . . . . . . . . . . . . . .    3
     SECTION 1.8    Conversion of Companies' Stock  . . . . . . . . . . .    3
     SECTION 1.9    Treasury Stock  . . . . . . . . . . . . . . . . . . .    4
     SECTION 1.10   Fractional Shares . . . . . . . . . . . . . . . . . .    4
     SECTION 1.11   Exchange of Companies' Stock  . . . . . . . . . . . .    4
     SECTION 1.12   Net Worth Adjustment  . . . . . . . . . . . . . . . .    5
     SECTION 1.13   Stock Price Adjustment  . . . . . . . . . . . . . . .    7
     SECTION 1.14   Piggyback Registration Rights Agreement . . . . . . .    8
     SECTION 1.15   Loan Payoff . . . . . . . . . . . . . . . . . . . . .    8
     SECTION 1.16   Escrow Deposit  . . . . . . . . . . . . . . . . . . .    8

ARTICLE 2      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .    9
     SECTION 2.1    Organization and Good Standing  . . . . . . . . . . .    9
     SECTION 2.2    Subsidiaries  . . . . . . . . . . . . . . . . . . . .   10
     SECTION 2.3    Capitalization  . . . . . . . . . . . . . . . . . . .   10
     SECTION 2.4    Authority; Approvals and Consents . . . . . . . . . .   10
     SECTION 2.5    Financial Statements  . . . . . . . . . . . . . . . .   12
     SECTION 2.6    Absence of Undisclosed Liabilities  . . . . . . . . .   13
     SECTION 2.7    Absence of Material Adverse Effect; Conduct of
                    Business  . . . . . . . . . . . . . . . . . . . . . .   13
     SECTION 2.8    Taxes . . . . . . . . . . . . . . . . . . . . . . . .   14
     SECTION 2.9    Legal Matters . . . . . . . . . . . . . . . . . . . .   15
     SECTION 2.10   Property  . . . . . . . . . . . . . . . . . . . . . .   16
     SECTION 2.11   Environmental Matters . . . . . . . . . . . . . . . .   17
     SECTION 2.12   Inventories . . . . . . . . . . . . . . . . . . . . .   20
     SECTION 2.13   Accounts Receivable . . . . . . . . . . . . . . . . .   20
     SECTION 2.14   Insurance . . . . . . . . . . . . . . . . . . . . . .   20
     SECTION 2.15   Contracts; etc. . . . . . . . . . . . . . . . . . . .   21
     SECTION 2.16   Labor Relations . . . . . . . . . . . . . . . . . . .   21
     SECTION 2.17   Employee Benefit Plans  . . . . . . . . . . . . . . .   23
     SECTION 2.18   Other Benefit and Compensation Plans or Arrangements    25
     SECTION 2.19   Transactions with Insiders  . . . . . . . . . . . . .   26
     SECTION 2.20   Propriety of Past Payments  . . . . . . . . . . . . .   27
     SECTION 2.21   Interest in Competitors . . . . . . . . . . . . . . .   27
     SECTION 2.22   Brokers . . . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 2.23   Accounts  . . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 2.24   Disclosure  . . . . . . . . . . . . . . . . . . . . .   28
     SECTION 2.25   Net Worth and Working Capital . . . . . . . . . . . .   28
     SECTION 2.26   Investment Intent . . . . . . . . . . . . . . . . . .   28

ARTICLE 3      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .   29
     SECTION 3.1    Ownership of Shares; Title  . . . . . . . . . . . . .   29
     SECTION 3.2    Authority . . . . . . . . . . . . . . . . . . . . . .   29
     SECTION 3.3    Real Property and Improvements  . . . . . . . . . . .   30
     SECTION 3.4    Qualification of Shareholders . . . . . . . . . . . .   30

ARTICLE 4      REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . .   31
     SECTION 4.1    Organization and Good Standing  . . . . . . . . . . .   31
     SECTION 4.2    Subsidiaries  . . . . . . . . . . . . . . . . . . . .   31
     SECTION 4.3    Capitalization  . . . . . . . . . . . . . . . . . . .   32
     SECTION 4.4    SEC Filings . . . . . . . . . . . . . . . . . . . . .   32
     SECTION 4.5    Authority; Approvals and Consents . . . . . . . . . .   32
     SECTION 4.6    Financial Statements  . . . . . . . . . . . . . . . .   33
     SECTION 4.7    Taxes . . . . . . . . . . . . . . . . . . . . . . . .   34
     SECTION 4.8    Brokers . . . . . . . . . . . . . . . . . . . . . . .   34
     SECTION 4.9    Disclosure  . . . . . . . . . . . . . . . . . . . . .   34
     SECTION 4.10   Reorganization Classification; Certain Tax
                    Representatives . . . . . . . . . . . . . . . . . . .   35

ARTICLE 5             COVENANTS AND ADDITIONAL AGREEMENTS . . . . . . . .   36
     SECTION 5.1    Access; Confidentiality . . . . . . . . . . . . . . .   36
     SECTION 5.2    Furnishing Information; Announcements . . . . . . . .   37
     SECTION 5.3    Antitrust Improvements Act Compliance . . . . . . . .   37
     SECTION 5.4    Certain Changes and Conduct of Business . . . . . . .   37
     SECTION 5.5    No Intercompany Payables or Receivables . . . . . . .   40
     SECTION 5.6    Negotiations  . . . . . . . . . . . . . . . . . . . .   41
     SECTION 5.7    Consents; Cooperation . . . . . . . . . . . . . . . .   41
     SECTION 5.8    Additional Agreements . . . . . . . . . . . . . . . .   42
     SECTION 5.9    Interim Financial Statements  . . . . . . . . . . . .   42
     SECTION 5.10   Notification of Certain Matters . . . . . . . . . . .   42
     SECTION 5.11   Assurance by the Shareholders . . . . . . . . . . . .   43
     SECTION 5.12   Broker's Fee  . . . . . . . . . . . . . . . . . . . .   43
     SECTION 5.13   Shareholder Vote; No Appraisal Rights . . . . . . . .   43
     SECTION 5.14   Continuity of Shareholder Interest  . . . . . . . . .   43
     SECTION 5.15   Continuity of Business  . . . . . . . . . . . . . . .   44
     SECTION 5.16   Crown Jeep Loans. . . . . . . . . . . . . . . . . . .   44
     SECTION 5.17   Personal Guarantees.  . . . . . . . . . . . . . . . .   44

ARTICLE 6      CONDITIONS TO THE OBLIGATIONS  . . . . . . . . . . . . . .   44
     SECTION 6.1    Representations and Warranties; Agreements;
                    Covenants . . . . . . . . . . . . . . . . . . . . . .   44
     SECTION 6.2    Authorization; Consents . . . . . . . . . . . . . . .   45
     SECTION 6.3    Opinion of the Companies' and the Shareholders'
                    Counsel . . . . . . . . . . . . . . . . . . . . . . .   45
     SECTION 6.4    Absence of Litigation . . . . . . . . . . . . . . . .   45
     SECTION 6.5    No Material Adverse Effect  . . . . . . . . . . . . .   46
     SECTION 6.6    Net Worth and Working Capital Requirements ..........   46
     SECTION 6.7    Completion of Due Diligence . . . . . . . . . . . . .   46
     SECTION 6.8    Board Approval  . . . . . . . . . . . . . . . . . . .   46
     SECTION 6.9    Stockholder Approval  . . . . . . . . . . . . . . . .   46
     SECTION 6.10   Certificates  . . . . . . . . . . . . . . . . . . . .   46
     SECTION 6.11   Legal Matters . . . . . . . . . . . . . . . . . . . .   47
     SECTION 6.12   Net Income  . . . . . . . . . . . . . . . . . . . . .   47
     SECTION 6.13   Approval of Manufacturer and Distributor ...... . . .   47
     SECTION 6.14   Employment Agreement  . . . . . . . . . . . . . . . .   47
     SECTION 6.15   Environmental Laws  . . . . . . . . . . . . . . . . .   47
     SECTION 6.16   Nondisturbance Agreements . . . . . . . . . . . . . .   47
     SECTION 6.17   Title Insurance . . . . . . . . . . . . . . . . . . .   47
     SECTION 6.18   Memorandum of Leases  . . . . . . . . . . . . . . . .   48
     SECTION 6.19   Schedules . . . . . . . . . . . . . . . . . . . . . .   48
     SECTION 6.20   Registration Rights Agreement . . . . . . . . . . . .   48
     SECTION 6.21   Estoppel Certificates . . . . . . . . . . . . . . . .   48

ARTICLE 7      CONDITIONS TO THE OBLIGATIONS OF THE SHAREHOLDERS
               TO EFFECT THE CLOSING  . . . . . . . . . . . .. . . . . . .  48
     SECTION 7.1    Representations and Warranties; Agreements  .........   48
     SECTION 7.2    Authorization of the Agreement, Consents  ......... .   49
     SECTION 7.3    Opinions of UAG's Counsel . . . . . . . . . . . . . .   49
     SECTION 7.4    Absence of Litigation . . . . . . . . . . . . . . . .   49
     SECTION 7.5    Certificates  . . . . . . . . . . . . . . . . . . . .   50
     SECTION 7.6    Legal Matters . . . . . . . . . . . . . . . . . . . .   50
     SECTION 7.7    Employment Agreement  . . . . . . . . . . . . . . . .   50
     SECTION 7.8    Registration Rights Agreement . . . . . . . . . . . .   50

ARTICLE 8      TERMINATION  . . . . . . . . . . . . . . . . . . . . . . .   50
     SECTION 8.1    Termination . . . . . . . . . . . . . . . . . . . . .   50
     SECTION 8.2    Effect of Termination . . . . . . . . . . . . . . . .   51

ARTICLE 9      INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . .   51
     SECTION 9.1    Indemnification by the Shareholders . . . . . . . . .   51
     SECTION 9.2    Indemnification by UAG  . . . . . . . . . . . . . . .   52
     SECTION 9.3    Procedures  . . . . . . . . . . . . . . . . . . . . .   53
     SECTION 9.4    Remedies  . . . . . . . . . . . . . . . . . . . . . .   54

ARTICLE 10     MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . .   54
     SECTION 10.1   Survival of Provisions  . . . . . . . . . . . . . . .   54
     SECTION 10.2   Fees and Expenses . . . . . . . . . . . . . . . . . .   55
     SECTION 10.3   Headings  . . . . . . . . . . . . . . . . . . . . . .   55
     SECTION 10.4   Notices . . . . . . . . . . . . . . . . . . . . . . .   55
     SECTION 10.5   Assignment  . . . . . . . . . . . . . . . . . . . . .   56
     SECTION 10.6   Entire Agreement  . . . . . . . . . . . . . . . . . .   57
     SECTION 10.7   Waiver and Amendments . . . . . . . . . . . . . . . .   57
     SECTION 10.8   Counterparts  . . . . . . . . . . . . . . . . . . . .   57
     SECTION 10.9   Accounting Terms  . . . . . . . . . . . . . . . . . .   58
     SECTION 10.10  Certain Miscellaneous Definitions . . . . . . . . . .   58
     SECTION 10.11  Schedules . . . . . . . . . . . . . . . . . . . . . .   58
     SECTION 10.12  Severability  . . . . . . . . . . . . . . . . . . . .   58
     SECTION 10.13  Remedies  . . . . . . . . . . . . . . . . . . . . . .   59
     SECTION 10.14  Number, Gender  . . . . . . . . . . . . . . . . . . .   59
     SECTION 10.15  Governing Law . . . . . . . . . . . . . . . . . . . .   59
     SECTION 10.16  Right of First Refusal  . . . . . . . . . . . . . . .   59

                         AGREEMENT AND PLAN OF MERGER


        THIS AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated December 16, 1996, is between and among (i) CROWN JEEP EAGLE, INC., a Delaware corporation ("Crown Jeep"), BERYLSON, INC., a Texas corporation ("Berylson" and, together with Crown Jeep, the "Companies") and SHANNON AUTOMOTIVE, LTD., a Texas limited partnership d/b/a Crown Dodge and Crown Jeep Eagle Chrysler Plymouth (the "Partnership"); (ii) KEVIN J. COFFEY, an individual resident of the State of Texas ("Coffey") and PAUL J. RHODES, an individual resident of the State of Texas ("Rhodes" and together with Coffey, the "Shareholders"); and (iii) UNITED AUTO GROUP, INC., a Delaware corporation ("Purchaser" or "UAG"), UAG TEXAS, INC., a Delaware corporation ("UAG Texas") and UAG TEXAS II, INC., a Delaware corporation ("UAG Texas II" and, together with UAG Texas, the "Merger Subs" and individually a "Merger Sub").


                             W I T N E S S E T H:

        WHEREAS, the Partnership is a Texas limited partnership operating franchise automobile dealerships and related businesses in Houston, Texas under the names Crown Dodge and Crown Jeep Eagle Chrysler Plymouth; and

        WHEREAS, Crown Jeep is a general and limited partner of the Partnership with a ninety-nine (99%) percent capital interest;

        WHEREAS, Berylson is a limited partner of the Partnership with a one (1%) percent capital interest; and

        WHEREAS, Coffey owns one hundred (100%) percent of the issued and outstanding shares of capital stock of Crown Jeep (the "Crown Jeep Stock"); and

        WHEREAS, Rhodes owns one hundred (100%) of the issued and outstanding shares of capital stock of Berylson (the "Berylson Stock"); and

        WHEREAS, UAG owns all of the issued and outstanding capital stock of each of the Merger Subs; and

        WHEREAS, each of the respective Shareholders of each of the Companies has approved this Agreement, and the transactions contemplated hereby, pursuant to action taken by unanimous written consent in accordance with the requirements of applicable law and the articles or certificate of incorporation and the bylaws of each such Company; and

        WHEREAS, UAG desires to acquire by merger the businesses of the Companies upon the terms and conditions set forth below.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

                                   ARTICLE 1
                                  THE MERGERS

SECTION 1.1  Surviving Corporation.

        Subject to the terms and conditions of this Agreement, the Texas Business Corporation Act (the "TBCA") and the Delaware General Corporation Law (the "DGCL"), at the Effective Time (as defined in Section 1.7), Crown Jeep shall be merged with and into UAG Texas (the "Crown Jeep Merger") and Berylson shall be merged with and into UAG Texas II (the "Berylson Merger" and, together with the Crown Jeep Merger, the "Mergers") and the separate corporate existences of Crown Jeep and Berylson shall cease. UAG Texas and UAG Texas II shall be the surviving corporations in the Mergers (hereinafter sometimes referred to as the "Surviving Corporations") and shall continue their corporate existences under the laws of the State of Delaware.

SECTION 1.2  Certificate of Incorporation.

        The certificate of incorporation of the respective Merger Subs shall be the certificate of incorporation of the respective Surviving Corporations until thereafter duly amended in accordance with their terms and the DGCL.

SECTION 1.3  Bylaws.

        The bylaws of the respective Merger Subs shall be the bylaws of the respective Surviving Corporations until thereafter duly amended in accordance with their terms and the DGCL.

SECTION 1.4  Directors.

        The directors of the respective Surviving Corporations shall consist of the persons who are the directors of Merger Subs immediately prior to the Effective Time, such directors to hold office from the Effective Time until their respective successors are duly elected and qualified.

SECTION 1.5  Officers.

        The officers of the respective Surviving Corporations shall be the officers of the respective Merger Subs immediately prior to the Effective Time, such officers to hold office from the Effective Time until their respec-tive successors are duly elected and qualified.

SECTION 1.6  Closing.

        (a) The Closing shall take place on or before January 31, 1997 (the "Closing Date") at a time and place to be agreed to by the parties. If, on or before the Closing Date, all of the conditions set forth herein shall have been fulfilled or waived in accordance with the terms hereof and this Agreement shall not have been terminated in accordance with Article 8, then the

Mergers shall be consummated (the "Merger Closings") on the Closing Date.

        (b) Subject to the conditions set forth in this Agreement, at the time of the Merger Closings:

             (i) the Shareholders shall execute and deliver to UAG certificates representing the Crown Jeep Stock and Berylson Stock, duly endorsed in blank, or with separate notarized stock powers attached thereto and signed in blank, free and clear of all liens, security interests, claims, restrictions, and any other encumbrances whatsoever, in exchange for the delivery by UAG to the Shareholders of (A) certificates representing UAG Common Stock and (B) funds as set forth in Sections 1.8-
    1.11 hereof;

             (ii) the Partnership shall enter into an Employment Agreement with Coffey (the "Coffey Employment Agreement") in substantially the form attached hereto as Exhibit A;

             (iii) the Merger Subs shall assume or pay off the Crown Jeep Loans as set forth in Section 1.15 hereof; and

             (iv) UAG and Coffey shall enter into the Registration Rights Agreement as set forth in Section 1.14 hereof.

SECTION 1.7  Effective Time.

        At the time of the Merger Closings as determined in accordance with
Section 1.6, the parties hereto shall cause certificates of merger meeting the requirements of the DGCL and articles of merger meeting the requirements of the TBCA (collectively, the "Merger Certificates") to be properly executed and filed with the Secretaries of State of the States of Texas and Delaware, as applicable. The Mergers shall become effective at the time specified in each of the Merger Certificates, which shall be on the date of the Merger Closings as determined pursuant to Section 1.6. The date and time when the Mergers become effective is hereinafter referred to as the "Effective Time".

SECTION 1.8  Conversion of Companies' Stock.

        As of the Effective Time, by virtue of the Mergers and without any action on the part of any holder thereof:

        (a) all of the shares of the common stock of Crown Jeep issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an aggregate amount of Two Million Eight Hundred Forty-Eight Thousand Eight Hundred Dollars ($2,848,800), less the amount of any distributions made by Crown Jeep to Coffey from the date hereof until the Closing Date (other than distributions of earnings attributable to periods after September 30, 1996 which do not have the effect of decreasing the Partnership's New Worth below its September 30, 1996 Net Worth) (the "Coffey Distributions"); and (ii) shares of common stock, par value $.0001 per share of UAG ("UAG Common Stock") having an aggregate Agreed Value (as defined below) on the Closing Date equal to Six Million Four Hundred Thirty-Six Thousand Two Hundred ($6,436,200) Dollars (the "Coffey Shares"). For purposes of this Agreement, Agreed Value shall mean Twenty-three and 50/100 Dollars ($23.50) per share which is the closing bid price per share of UAG Common Stock, rounded to four decimal places on the last trading day prior to the date of this Agreement; and

        (b) all of the shares of the common stock of Berylson issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an aggregate amount of One Hundred Fifty-One Thousand Two Hundred Dollars ($151,200) less the amount of any distributions made by Berylson to Rhodes from the date hereof until the Closing Date (other than distributions of earnings attributable to periods after September 30, 1996 which do not have the effect of decreasing the Partnership's Net Worth below its September 30, 1996 Net Worth (the "Rhodes Distributions" and, together with the Coffey Distributions, the "Additional Distributions") and
(ii) shares of UAG Common Stock having an aggregate Agreed Value on the Closing Date equal to Five Hundred Sixty-Three Thousand Eight Hundred Dollars ($563,800) (the "Berylson Shares" and together with the Coffey Shares, the "Shares").

SECTION 1.9  Treasury Stock.

        Each share of the Companies' stock issued and outstanding immediately prior to the Effective Time that is then held in the treasury of any of the Companies shall be retired, without any conversion thereof or payment of any consideration therefor.

SECTION 1.10 Fractional Shares.

        No script or fractional shares of UAG Common Stock shall be issued in the Mergers. All fractional shares of UAG Common Stock to which a Shareholder would otherwise be entitled shall be aggregated. If a fractional share results from such aggregation, then the number of shares of UAG Common Stock to which such Shareholder shall be entitled shall be rounded up or down to the nearest whole share of UAG Common Stock.

SECTION 1.11 Exchange of Companies' Stock.

        (a) Exchange. At the time of the Merger Closings, subject to the terms and conditions hereof, upon surrender by each Shareholder of all certificates that, immediately prior to the Effective Time, represented shares of the Companies' stock held by each Shareholder ("Certificates"), UAG shall deliver to such Shareholder (i) stock certificates (properly issued, executed and countersigned, as appropriate) representing the aggregate number of whole shares of UAG Common Stock to which such Shareholder shall have become entitled pursuant to the provisions of Section 1.8; and (ii) funds in an aggregate amount equal to the amount of funds to which such Shareholder shall have become entitled pursuant to Section 1.8 (less the amount of the Escrow Deposit paid to such Shareholder pursuant to Section 1.16) by certified check or wire transfer to an account designated in writing by such Shareholder, and the Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable upon the surrender of the Certificates. From the Effective Time until surrender in accordance with the provisions of this Section 1.11, each Certificate shall represent for all purposes only the right to receive the consideration provided for herein.

        (b) No Transfers After Effective Time. After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of the shares of Companies' stock that were outstanding immediately prior to the Effective Time.

SECTION 1.12 Net Worth Adjustment.

        (a) As soon as practicable after the Closing Date, the Shareholders shall deliver to UAG a balance sheet of the Partnership dated as of the Closing Date (such balance sheet so delivered is referred to herein as the "Closing Date Balance Sheet"). The Closing Date Balance Sheet shall be prepared in good faith on the same basis and in accordance with the accounting principles, methods and practices used in preparing the Financial Statements (as defined in Section 2.5 hereof) (such accounting principles, methods and practices and such procedures, are referred to herein as the "Accounting Principles"). In connection with the preparation of the Closing Date Balance Sheet, the Shareholders and the Companies and the Reviewer (as defined below) and other representatives of UAG will conduct a physical inventory at each location where inventory is held by the Companies and the Partnership. From the results of such inventory and prior to the Closing Date, UAG and the Shareholders (or the respective representatives thereof) will prepare a schedule, which shall be signed by each of UAG and the Shareholders, setting forth the nature and quality of such inventory and such other items as shall be agreed upon by UAG and the Shareholders to be included in the Closing Date Balance Sheet.

        (b) Within sixty (60) days after delivery of the Closing Date Balance Sheet, (i) Coopers & Lybrand or such other national accounting firm (the "Reviewer") as may be selected by UAG, shall audit or otherwise review the Closing Date Balance Sheet in such manner as UAG and the Reviewer deem appropriate, and (ii) UAG shall deliver such reviewed balance sheet (the "Reviewed Balance Sheet"), together with the Reviewer's report thereon, to the Shareholders. The Reviewed Balance Sheet (i) shall be prepared on the same basis and in accordance with the Accounting Principles and (ii) shall include a schedule showing the computation of the Final Net Worth (as defined in Section 1.12(g)(i) hereof), computed in accordance with the definition of

Net Worth set forth in Section 1.12(g)(iii) hereof. UAG and the Reviewer shall have the opportunity to consult with the Shareholders, the Companies, the Partnership and each of the accountants and other representatives of the Shareholders, the Companies and the Partnership and examine the work papers, schedules and other documents prepared by the Shareholders, the Companies, the Partnership and each of such accountants and other representatives during the preparation of the Closing Date Balance Sheet. The Shareholders and the Shareholders' independent public accountants shall have the opportunity to consult with the Reviewer and examine the work papers and schedules prepared by UAG and the Reviewer during the preparation of the Reviewed Balance Sheet.

        (c) The Shareholders shall have a period of forty-five (45) days after delivery to the Shareholders of the Reviewed Balance Sheet to present in writing to UAG all objections the Shareholders may have to any of the matters set forth or reflected therein, which objections shall be set forth in reasonable detail. During said forty-five (45) day period, the Shareholders, their accountants and other representatives of the Shareholders may, at the office of the Dealerships or the office of the Reviewer, examine Reviewer's work papers and schedules, which relate to the Closing Date Balance Sheet or Reviewed Balance Sheet and any entry thereto made by Reviewer. If no objections are raised within such 45-day period, the Reviewed Balance Sheet shall be deemed accepted and approved by the Shareholders and a supplemental closing (the "Supplemental Closing") shall take place within five (5) Business Days following the expiration of such 45-day period, or on such other date as may be mutually agreed upon in writing by UAG and the Shareholders.

        (d) If the Shareholders shall raise any objection within the 45-day period, UAG and the Shareholders shall attempt to resolve the matter or matters in dispute and, if resolved, the Supplemental Closing shall take place within five (5) Business Days following such resolution.

        (e) If such dispute cannot be resolved by UAG and the Shareholders within ninety (90) days after the delivery of the Reviewed Balance Sheet, then the specific matters in dispute shall be submitted to a firm of independent certified public accountants having a reputation for special expertise in automobile dealership accounting and mutually acceptable to UAG and the Shareholders, which firm shall make a final and binding determination as to such matter or matters. Such accounting firm shall send its written determination to UAG and the Shareholders and the Supplemental Closing, if any, shall take place five (5) Business Days following the receipt of such determination by UAG and the Shareholders. The fees and expenses of the accounting firm referred to in this Section 1.12(e) shall be paid one half by UAG and one half by the Shareholders.

        (f) UAG and the Shareholders agree to cooperate with each other and each other's authorized representatives and with any accounting firm selected by UAG and the Shareholders pursuant to Section
1.12 (e) hereof in order that any and all matters in dispute shall be resolved as soon as practicable.

        (g)  (i)    If the Net Worth as shown on the Reviewed Balance Sheet as finally determined through the operation of Sections 1.12 (a) through (e) hereof plus the amount of the Additional Distributions (such amount being referred to herein as the "Final Net Worth") shall be less than the Net Worth
of the Partnership as set forth on the Partnership's    September 30, 1996
balance sheet (which balance sheet is attached hereto as Schedule 1.12(g)) plus any LIFO increment recorded up to the date of the Closing Date Balance Sheet (the amount of any such deficiency being referred to herein as the "Net Worth Deficiency"), the Shareholders shall pay to UAG at the Supplemental Closing, by wire transfer of immediately available funds to an account designated in writing by UAG within two (2) Business Days of the date of the Supplemental Closing, an amount equal to the Net Worth Deficiency, together with interest on such amount from the Closing Date to the date of the Supple-mental Closing at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.).

             (ii) If the Final Net Worth shall be more than the Net Worth of the Partnership as set forth in the Partnership's September 30, 1996 Balance Sheet plus any LIFO increment recorded up to the date of the Closing Date Balance Sheet (the amount of any such surplus being referred to herein as the "Net Worth Surplus"), UAG shall pay to the Shareholders at the Supplemental Closing, by wire transfer of immediately available funds to an account designated in writing by the Shareholders within two (2) Business Days of the date of the Supplemental Closing, an amount equal to the Net Worth Surplus, together with interest on such amount from the Closing Date to the date of the Supplemental Closing at the prime rate or its equivalent (as announced from time to time by Citibank, N.A.).

             (iii) "Net Worth" computed in connection with the Closing Date Balance Sheet and the Reviewed Balance Sheet shall mean the amount by which the total assets exceed the total liabilities reflected, in each case, on the balance sheet of the Partnership comprising the Closing Date Balance Sheet or the Reviewed Balance Sheet.

SECTION 1.13 Stock Price Adjustment.

        If the UAG Market Value on the Adjustment Date (as defined below) is less than the Agreed Value (the amount of any such deficiency being referred to herein as the ("Stock Price Deficiency") then, no later than sixty (60) days after the Adjustment Date, UAG shall pay to each Shareholder cash in an amount equal to the Stock Price Deficiency multiplied by the number of Shares such Shareholder is permitted to sell on the Adjustment Date.

        For purposes of this Agreement, the Adjustment Date shall mean the earlier of (i) the date on which the Shares are registered pursuant to the Registration Rights Agreement or (ii) the date on which the Shareholders may sell the Shares consistent with the provisions of this Agreement and in reliance on Rule 144 promulgated by the Securities and Exchange Commission ("SEC") pursuant to the Securities Act of 1933, as amended ("Rule 144").

        For purposes of this Agreement, UAG Market Value shall mean the arithmetic average of the daily closing price per share of UAG Common Stock, rounded to four decimal places, as reported on the New York Stock Exchange Composite Tape for each of the twenty (20) consecutive trading days ending (and including) the trading day that occurs one trading day prior to the date on which the UAG Market Value is to be determined.

        If any Shareholder is not permitted to sell all of his Shares on the Adjustment Date as a result of any volume restrictions set forth in Rule 144 and the UAG Market Value ninety days after the Adjustment Date is less than the Agreed Value (the amount of any such deficiency being referred to herein as the ("Remaining Stock Price Deficiency") then, no later than one hundred and fifty (150) days after the Adjustment Date, UAG shall pay to such Shareholder cash in an amount equal to the Remaining Stock Price Deficiency multiplied by the number of Shares that such Shareholder was not permitted to sell on the Adjustment Date.

SECTION 1.14 Piggyback Registration Rights Agreement.

        At the time of the Merger Closings, UAG and Coffey shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit B.

SECTION 1.15 Loan Payoff.

        At the time of the Merger Closings, UAG shall assume or pay off certain indebtedness owed by Crown Jeep to Bank of America and Stephen L. Way and Terry Way which indebtedness shall not exceed Four Million ($4,000,000) Dollars (the "Crown Jeep Loans"). If the indebtedness is less than Four Million ($4,000,000) Dollars then UAG will pay to Coffey the difference between the amount of the indebtedness and Four Million ($4,000,000) Dollars (the "Loan Difference") in addition to the amount computed in accordance with
Section 1.8(a). UAG may, at its option, elect to pay the Loan Difference in cash or to deliver to Coffey shares of UAG Common Stock having an aggregate UAG Market Value equal to the Loan Difference (which shares shall be included within the definition of Shares for purposes of this Agreement.)

SECTION 1.16 Escrow Deposit.

        Within three (3) business days of the execution of this Agreement, UAG will deposit into escrow funds in the amount of Two Hundred Fifty Thousand Dollars ($250,000) (the "Escrow

Deposit") by delivering such funds to Rogers & Hardin (the "Escrow Agent") which Escrow Deposit shall be held and disbursed by the Escrow Agent pursuant to the terms of an escrow agreement in substantially the form attached hereto as Exhibit "C".


                                   ARTICLE 2
                        REPRESENTATIONS AND WARRANTIES
            OF THE PARTNERSHIP, THE COMPANIES AND THE SHAREHOLDERS

        Subject to the parties' agreement that certain of the Schedules referred to in this Article 2 are to be delivered by the Partnership, the Companies and the Shareholders no later than December 20, 1996, the Partnership, the Companies and the Shareholders hereby jointly and severally represent and warrant to UAG and the Merger Subs as follows:

SECTION 2.1  Organization and Good Standing.

        The Companies are corporations duly organized, validly existing and in good standing in their respective states of incorporation and have the corporate power and authority to own, lease and operate the properties used in their businesses and to carry on their businesses as now being conducted. The Companies are duly qualified to do business and are in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures of the Companies would not, or could not reasonably be expected to, in the aggregate have a Material Adverse Effect (as defined in Section 10.10).
Schedule 2.1(a) hereto lists (i) the states and other jurisdictions where the Companies are so qualified and (ii) the assumed names under which the Companies conduct business. Attached hereto as Schedule 2.1(b) are complete and correct copies of each of the Companies charter and bylaws (including comparable governing instruments with different names), as amended and presently in effect.

        The Partnership is a limited partnership duly organized, validly existing and in good standing in the State of Texas and has the power and authority to own, lease and operate the properties used in its businesses and to carry on its businesses as they are now being conducted. The Partnership conducts business only in the State of Texas. Attached hereto as Schedule 2.1(c) are true and correct copies of the Partnership's Certificate of Limited Partnership, as amended and presently in effect (the "LP Certificate") and the Partnership's limited partnership agreement, as amended and presently in effect (the "Limited Partnership Agreement"). The Partnership is not in violation of any of the provisions of the Certificate or the Partnership Agreement.

SECTION 2.2  Subsidiaries.

        The Companies do not have any interest or investment in any Person (as defined in Section 10.10) other than the Partnership. The Partnership does not have any interest or investment in any Person.

SECTION 2.3  Capitalization.

        The authorized stock of the Companies and the number of shares of capital stock which are issued and outstanding are set forth on Schedule 2.3(a) hereto. The shares listed on Schedule 2.3(a) hereto constitute all the issued and outstanding shares of capital stock of the Companies and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability attaches to the ownership thereof. There is no security, option, warrant, right, call, subscription, agreement, commitment or understanding of any nature whatsoever, fixed or contingent, that directly or indirectly (i) calls for the issuance, sale, pledge or other disposition of any shares of capital stock of the Companies or any securities convertible into, or other rights to acquire, any shares of capital stock of the Companies, or (ii) obligates the Companies to grant, offer or enter into any of the foregoing, or (iii) relates to the voting or control of such capital stock, securities or rights. The Companies have not agreed to register any securities under the Securities Act of 1933, as amended (the "Securities Act").

        Each partner holds of record and owns beneficially the partnership interest set forth next to its name on Schedule 2.3(b) hereto, free and clear of any restrictions on transfer (other than restrictions set forth in the Partnership Agreement and any restrictions under federal securities laws), liens, encumbrances, options, warrants, purchase rights, contracts, commitments, equities, demands, pledges, and all other claims of any type. No partner is a party to any option, warrant, purchase right, pledge agreement, or other contract or commitment that could require the partner to sell, transfer or otherwise dispose of all or any part of its partnership interest (other than this Agreement).

SECTION 2.4  Authority; Approvals and Consents.

        The Companies have the corporate power and authority to enter into this Agreement and the Documents to which they are a party and to perform their obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Documents to which they are a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the Board of Directors of each of the Companies and no other corporate proceedings on the part of the Companies are necessary to authorize and approve this Agreement and the transactions contem-plated hereby and thereby. This Agreement has been duly executed and delivered by, and constitutes valid and binding obligations of, each of the Companies, enforceable against the Companies in accordance with its respective terms.

        The execution and delivery of this Agreement and any other instruments to be executed and delivered by the Partnership pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Partnership. No other act or proceeding on the part of the Partnership or its partners is necessary to authorize this Agreement, the other instruments to be executed and delivered by the Partnership pursuant hereto or the transactions contemplated hereby or thereby. This Agreement constitutes, and when executed and delivered the other instruments to be executed and delivered by the Partnership pursuant hereto will constitute, the legal, valid and binding agreements of such Partnership, enforceable against the Partnership in accordance with their respective terms.

        The execution, delivery and performance by each of the Companies, the Partnership and each Shareholder of this Agreement and the Documents to which it or he is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

        (a) contravene any provisions of the Articles of Incorporation or ByLaws (including any comparable governing instrument with a different name) of either of the Companies or any provisions of the LP Certificate or the Limited Partnership Agreement;

        (b) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any Company Agreement (as defined in Section 2.15) or, except as set forth on Schedule 2.4 hereto, require any consent or waiver of any party to any Company Agreement;

        (c) result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of the Companies or the Partnership (other than the rights of the Merger Subs hereunder);

        (d) violate or conflict with any Legal Requirements (as defined in Section 2.9) applicable to the Companies or the Partnership or any of their respective businesses or properties; or

        (e) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with or in compliance with the provisions of the H-S-R Act (as defined in Section 5.3).

        Except as set forth or referred to above, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental administrative or judicial authority is necessary to be obtained or made by the Companies or the Partnership to enable the Companies and the Partnership to continue to conduct their respective businesses and operations and use their respective properties after the Closing in a manner which is in all material respects consistent with that in which they are presently conducted.

SECTION 2.5  Financial Statements.

        Except as otherwise indicated below, attached as Schedule 2.5 hereto are true and complete copies of:

        (a) the audited balance sheets of the Partnership as of December 31 in each of the years 1993, 1994 and 1995, and the related consolidated statements of income, changes in partners' capital and cash flow for the fiscal years ended on such dates, together with the notes thereto, in each case examined by and accompanied by the report of independent certified public accountants;

        (b) the unaudited balance sheets of the Companies as of December 31, 1995 and September 30, 1996 (the "Company Balance Sheets"); and

        (c) the most recent monthly and year-to-date financial statements provided to each franchiser of the Dealerships (each, a "Company Factory Statement" and, collectively, the "Company Factory Statements") and the Company Factory Statements as of September 30, 1996;

(all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "Financial Statements"). The Financial Statements are in accordance with the books and records of the Partnership and the Companies, fairly present the financial position, results of operations, shareholders' equity, partners' capital accounts and changes in financial position of the Partnership and the Companies as of the dates and for the periods indicated in conformity with GAAP consistently applied (except as otherwise indicated in such statements) during such periods, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by the Companies and the Partnership for federal income tax purposes, and the unaudited financial statements included in the Financial Statements indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of the Companies and the Partnership are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of the Companies and the Partnership and are consistent with prior practices of the Companies and the Partnership.

SECTION 2.6  Absence of Undisclosed Liabilities.

        The Companies and the Partnership do not have any known liability of any nature whatsoever (due or to become due, accrued, absolute, contingent or otherwise), including, without limitation, any unfunded obligation under employee benefit plans or arrangements as described in Section 2.18 and 2.19 or liabilities for Taxes (as defined in Section 2.8), except for (i) liabilities reflected or reserved against on the most recent Financial Statements and (ii) liabilities disclosed on Schedule 2.6 hereto. The Com-panies and the Partnership are not parties to any Company Agreement, or subject to any charter or bylaw provision, any other corporate limitation, any provision of the Limited Partnership Agreement or any Legal Requirement, which has, or can reasonably be expected to have, a Material Adverse Effect.

SECTION 2.7  Absence of Material Adverse Effect; Conduct of Business.

        (a) Since December 31, 1995, the Companies and the Partnership have operated in the ordinary course of business consistent with past practice, except as set forth on Schedule 2.7(a) hereto, and there has not been:

             (i) any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Companies or the Partnership, and no factor, event, condition, circumstance or prospective development exists which threatens or may threaten to have a Material Adverse Effect;

             (ii) any material loss, damage, destruction or other casualty to the property or other assets of the Companies or the Partnership, whether or not covered by insurance;

             (iii) any change in any method of accounting or accounting practice of the Companies or the Partnership; or

             (iv) any loss of the employment, services or benefits of any key employee of the Companies or the Partnership.

        (b) Since December 31, 1995, except as set forth in Schedule 2.7(b) hereto, the Companies and the Partnership have not:

             (i) incurred any material obligation or liability (whether absolute, accrued, contingent or otherwise), except in the ordinary course of business consistent with past practice;

             (ii) failed to discharge or satisfy any lien or pay or satisfy any obligation or liability (whether absolute, accrued, contingent or otherwise), other than liabilities being contested in good faith and for which adequate reserves have been provided;

             (iii) mortgaged, pledged or subjected to any lien any of its property or other assets;

             (iv) sold or transferred any assets or cancelled any debts or claims or waived any rights, except in the ordinary course of business consistent with past practice;

             (v)    defaulted on any material obligation;

             (vi) entered into any material transaction, except in the ordinary course of business consistent with past practice;

             (vii) written down the value of any inventory or written off as uncollectible any accounts receivable or any portion thereof not reflected in the Financial Statements;

             (viii) granted any increase in the compensation or benefits of employees other than increases in accordance with past practice not exceeding 10% or entered into any employment or severance agreement or arrangement with any of them;

             (ix) made any individual capital expenditure in excess of $75,000, or aggregate capital expenditures in excess of $200,000, or additions to property, plant and equipment other than ordinary repairs and maintenance;

             (x) discontinued any franchise or the sale of any products or product line or program;

             (xi) incurred any obligation or liability for the payment of severance benefits; or

             (xii) entered into any agreement or made any commitment to do any of the foregoing.

SECTION 2.8  Taxes.

        The Companies and the Partnership and, for any period during all or part of which the tax liability of any other corporation was determined on a combined or consolidated basis with the Companies or the Partnership, any such other corporation, have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) correctly reflecting the Taxes (as defined below) and all other information required to be reported thereon and have paid, or made adequate provision for the payment of, all Taxes which are due pursuant to such returns or pursuant to any assessment received by the Companies or the Partnership or any such other corporation. As used herein, "Taxes" shall mean all taxes, fees, levies or other assessments, including but not limited to income, excise, property, sales, franchise, withholding, social security and unemployment taxes imposed by the United States, any state, county, local or foreign government, or any subdivision or agency thereof or taxing authority therein, and any interest, penalties or additions to tax relating to such taxes, charges, fees, levies or other assessments. Copies of all tax returns for the fiscal years ended since December 31, 1986 have been furnished to UAG or its representatives and such copies are accurate and complete as of the date hereof. The Companies and the Partnership have also furnished to UAG correct and complete copies of all notices and correspondence sent or received since December 31, 1986 by the Companies or the Partnership to or from any federal, state or local tax authorities. The Companies and the Partnership have adequately reserved for the payment of all Taxes with respect to periods ended on, prior to or through the Closing Date for which tax returns have not yet been filed. In the ordinary course, the Companies and the Partnership make adequate provision on their books for the payment of all Taxes (including for the current fiscal period) owed by the Companies or the Partnership. Except to the extent reserves therefor are reflected on the Financial Statements or on Schedule 2.8 hereto, the Companies and the Partnership are not liable, and will not become liable, for any Taxes for any period ending on, prior to or through the Closing Date. The Companies and the Partnership have not been subject to a federal or state tax audit of any kind, and no adjustment has been proposed by the Internal Revenue Service ("IRS") with respect to any return for any subsequent year. Neither the Companies, the Partnership nor any Shareholder knows of any basis for an assertion of a deficiency for Taxes against the Companies or the Partnership. The Share-holders will cooperate, and will cause their Affiliates to cooperate, with the Companies and the Partnership in the filing of any returns and in any audit or refund claim proceedings involving Taxes for which the Companies or the Partnership may be liable or with respect to which the Companies or the Partnership may be entitled to a refund.

SECTION 2.9  Legal Matters.

        (a) Except as set forth on Schedule 2.9(a) hereto, (i) there is no claim, action, suit, litigation, investigation, inquiry, review or proceeding (collectively, "Claims") pending against, or, to the knowledge of the Companies, the Partnership or the Shareholders, threatened against or affecting, the Companies or the Partnership, any ERISA Plan (as defined in Section 2.18(a)) or any of the Companies or the Partnership's respective assets, properties or rights before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, domestic or foreign, nor is any basis known to the Shareholders, the Companies or the Partnership for any such Claims, and (ii) the Companies and the Partnership are not subject to any judgment, decree, writ, injunction, ruling or order (collectively, "Judgments") of any governmental, administrative or judicial authority, domestic or foreign. Schedule 2.9(a) hereto identifies each Claim and Judg-ment disclosed thereon which is fully covered by an insurance policy.

        (b) The businesses of the Companies and the Partnership are being conducted in compliance with all laws, ordinances, codes, rules, regulations, standards, judgments and other requirements of all governmental, administrative or judicial entities (collectively, "Legal Requirements") applicable to the Companies, the Partnership or any of their respective busi-nesses or properties. The Companies and the Partnership hold, and are in com-pliance with, all franchises, licenses, permits, registrations, certificates, consents, approvals or authorizations (collectively, "Permits") required by all applicable Legal Requirements. A list of all such permits is set forth on
Schedule 2.9(b) hereto.

        (c) The Companies and the Partnership own or hold all Permits material to the conduct of their respective businesses. No event has occurred and is continuing which permits, or after notice or lapse of time or both would permit, any modification or termination of any Permit.

SECTION 2.10 Property.

        (a) The properties and assets owned by or leased to the Companies and the Partnership are adequate for the conduct of the respective businesses of the Companies and the Partnership as presently conducted. Set forth on
Schedule 2.10(a) hereto is a list of all interests in real property owned by or leased to the Companies or the Partnership (including all real property owned or leased by the Shareholders (directly or indirectly) and used in the businesses of the Companies or the Partnership) and of all options or other contracts to acquire any such interest (collectively, the "Real Property"). With respect to any leased Real Property, there are no defaults by either party thereto under such leases and true and correct copies of such leases (the "Leases") are attached to Schedule 2.10(b) hereto. All improvements to the Real Property ("Improvements") and all machinery, equipment and other tangible property owned or used by or leased to the Companies, or the Partnership are in good operating condition and in good repair and are fit for the particular purposes for which they are used by the Companies and the Partnership, subject only to ordinary wear and tear. Such tangible properties and all Improvements owned or leased by the Companies or the Partnership conform in all material respects with all applicable laws, ordinances, rules and regulations and other Legal Requirements and such Improvements do not encroach in any respect on property of others. The Real Property is currently zoned to permit the conduct of the respective businesses of the Companies and the Partnership as presently conducted. Certificates of Occupancy have been issued with respect to the Improvements without special conditions or restrictions. To the knowledge of the Shareholders, all utilities servicing the Real Property and the Improvements are provided by publicly-dedicated utility lines and are located within public rights-of-way and do not cross or encumber any private land. No notice of any pending, threatened or contemplated action by any governmental authority or agency having the power of eminent domain has been given to the Companies, the Partnership or the Shareholders with respect to the Real Property.

SECTION 2.11 Environmental Matters.

        (a) Except as set forth on Schedule 2.11(a) hereto, (i) the Companies, the Partnership, the Real Property, the Improvements and any property formerly owned, occupied or leased by the Companies or the Partnership are in full compliance with all Environmental Laws (as defined below), (ii) the Companies and the Partnership have obtained all Environmental Permits (as defined below), (iii) such Environmental Permits are in full force and effect, and (iv) the Companies and the Partnership are in full compliance with all terms and conditions of such Environmental Permits. As used herein, "Environmental Laws" shall mean all applicable requirements of environmental, public or employee health and safety, public or community right-to-know, ecological or natural resource laws or regulations or controls, including all applicable requirements imposed by any law (including without limitation common law), rule, order, or regulations of any federal, state, or local executive, legislative, judicial, regulatory, or administrative agency, board, or authority, or any applicable private agreement (such as covenants, conditions and restrictions), which relate to, (i) noise, (ii) pollution or protection of the air, surface water, groundwater, or soil, (iii) solid, gaseous, or liquid waste generation, treatment, storage, disposal or transportation, (iv) exposure to Hazardous Materials (as defined below), or
(v) regulation of the manufacture, processing, distribution and commerce, use, or storage of Hazardous Materials. As used herein, "Environmental Permits" shall mean all permits, licenses, approvals, authorizations, consents or registrations required under applicable Environmental Laws in connection with the ownership, use and/or operation of the Companies' and the Partnership's businesses or the Real Property or Improvements.

        As used in this Section 2.11, "Hazardous Materials" shall mean, collectively, (i) those substances included within the definitions of or identified as "hazardous chemicals," "hazardous waste," "hazardous substances," "hazardous materials," "toxic substances" or similar terms in or pursuant to, without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.) ("CERCLA"), as amended by Superfund Amendments and Reauthorization Act of 1986 (Pub. L. 99-499, 100 State, 1613), the Resource Conservation and Recovery Act of 1976 (42
U.S.C.   6901 et seq.) ("RCRA"), the Occupational Safety and Health Act of
1970 (29 U.S.C.   651 et seq.) ("OSHA"), and the Hazardous Materials
Transportation Act, 49 U.S.C.   1801 et seq. ("HMTA"), and in the regulations
promulgated pursuant to such laws, all as amended, (ii) those substances listed in the United States Department of Transportation Table (49 CFR 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR part 302 and amendments thereto), (iii) any material, waste or substance which is or contains (A) petroleum, including crude oil or any fraction thereof, natural gas, or synthetic gas usable for fuel or any mixture thereof, (B) asbestos, (C) polychlorinated biphenyls, (D) designated as a "hazardous substance" pursuant
to Section 311 of the Clean Water Act, 33 U.S.C.   1251 et seq. (33 U.S.C.
1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C.
1317), (E) flammable explosives, (F) radioactive materials, and (iv) such other substances, materials and wastes which are or become regulated or classified as hazardous, toxic or as "special wastes" under any Environmental Laws.

        (b) The Companies, the Partnership and the Shareholders have not violated, done or suffered any act which could give rise to liability under, and are not otherwise exposed to liability under, any Environmental Law. No event has occurred with respect to the Real Property, the Improvements or any property formerly owned, occupied or leased by the Companies or the Partnership, which, with the passage of time or the giving of notice, or both, would constitute a violation of or noncompliance with any applicable Environ-mental Law. The Companies and the Partnership have no contingent liability under any Environmental Law. There are no liens under any Environmental Law on the Real Property.

        (c) Except as set forth on Schedule 2.11(c) hereto, (i) neither the Companies, the Partnership, the Real Property or any portion thereof, the Improvements, or, to the knowledge of the Shareholders, any property formerly owned, occupied or leased by the Companies or the Partnership, nor, to the knowledge of the Shareholders, any property adjacent to the Real Property is being used or has been used for the treatment, generation, transportation, processing, handling, production or disposal of any Hazardous Materials or as a landfill or other waste disposal site and there has been no spill, release or migration of any Hazardous Materials on or under the Real Property and no Hazardous Material is present on or under the Real Property (provided, however, that certain petroleum products are stored and handled on the Real Property in the ordinary course of the Partnership's businesses in compliance with all Environmental Laws including the existing regulations of the United States Environmental Protection Agency requiring spill protection, overfill protection and corrosion protection by December 22, 1998 and all secondary containment requirements with respect to aboveground storage tanks), (ii) none of the Real Property or portion thereof, the Improvements or, during the period of ownership, lease or occupancy by the Companies or the Partnership, any property formerly owned, occupied or leased by the Companies or the Partnership has been subject to investigation by any governmental authority evaluating the need to investigate or undertake Remedial Action (as defined below) at such property, and (iii) to the knowledge of the Shareholders, the Companies and the Partnership, none of the Real Property, the Improvements or, during the period of ownership, lease or occupancy by the Companies or the Partnership, any property formerly owned, occupied or leased by the Companies or the Partnership, or, to the knowledge of the Companies, the Partnership or the Shareholders, any site or location where the Companies or the Partnership sent waste of any kind, is identified on the current or proposed (A) National Priorities List under 40 C.F.R. 300 Appendix B, (B) Comprehensive Environmental Response Compensation and Liability Inventory System list, or
(C) any list arising from any statute analogous to CERCLA. As used herein, "Remedial Action" shall mean any action required to (i) clean up, remove or treat Hazardous Materials, (ii) prevent a release or threat of release of any Hazardous Material, (iii) perform pre-remedial studies, investigations or post-remedial monitoring and care, (iv) cure a violation of Environmental Law or (v) take corrective action under sections 3004(u), 3004(v) or 3008(h) of RCRA or analogous state law.

        (d) Except as set forth on Schedule 2.11(d) hereto, there have been and are no (i) aboveground or underground storage tanks, subsurface disposal systems, or wastes, drums or containers disposed of or buried on, in or under the ground or any surface waters, (ii) asbestos or asbestos containing materials or radon gas, (iii) polychlorinated biphenyls ("PCB") or PCB-containing equipment, including transformers, or (iv) wetlands (as defined under any Environmental Law) located within any portion of the Real Property, nor have any liens been placed upon any portion of the Real Property, the Improvements or any property formerly owned, occupied or leased by the Companies or the Partnership in connection with any actual or alleged liability under any Environmental Law.

        (e) Except as set forth on Schedule 2.11(e) hereto, (i) there is no pending or threatened claim, litigation, or administrative proceeding, or known prior claim, litigation or administrative proceeding, arising under any Environmental Law involving any of the Companies, the Partnership, the Real Property, the Improvements, any property formerly owned, leased or occupied by the Companies or the Partnership, any offsite contamination affecting the business of the Companies or the Partnership or any operations conducted at the Real Property, (ii) there are no ongoing negotiations with or agreements with any governmental authority relating to any Remedial Action or other environmentally related claim, (iii) the Companies and the Partnership have not submitted notice pursuant to Section 103 of CERCLA or analogous statute or notice under any other applicable Environmental Law reporting a release of a Hazardous Material into the environment, and (iv) the Companies and the Partnership have not received any notice, claim, demand, suit or request for information from any governmental or private entity with respect to any liability or alleged liability under any Environmental Law, nor to knowledge of the Shareholders, the Companies and the Partnership, has any other entity whose liability therefor, in whole or in part, may be attributed to the Companies or the

Partnership, received such notice, claim, demand, suit or request for information.

        (f) The Shareholders, the Companies and the Partnership have provided to UAG all environmental studies and reports obtained by them or known to them pertaining to the Real Property, the Improvements, the Companies, the Partnership and any property formerly owned, occupied or leased by the Companies or the Partnership, and have permitted (or will have permitted as of the Closing Date), the testing of the soil, groundwater, building components, tanks, containers and equipment on the Real Property, the Improvements, and any property formerly owned, occupied or leased by the Companies or the Partnership, by UAG or UAG's agents or experts as they have or shall have deemed necessary or appropriate to confirm the condition of such properties.

SECTION 2.12 Inventories.

        The values at which inventories are carried on the Financial Statements reflect the normal inventory valuation policies of the Companies and the Partnership in conformity with GAAP consistently applied. All inventories reflected on the Financial Statements or arising since the date thereof are currently marketable and can reasonably be anticipated to be sold at normal mark-ups within 120 days after the date hereof in the ordinary course of business (subject to any reserve for obsolete, off-grade or slow-moving items that is reflected in the Financial Statements), except for spare parts inventory which inventory is good and usable.

SECTION 2.13 Accounts Receivable.

        All accounts receivable reflected on the Financial Statements are, and all accounts receivable that will be or will have been reflected on the Closing Date Balance Sheets will be, good, and have been or will have been collected or are collectible, without resort to litigation, within 90 days of the Closing Date, and are subject to no defenses, setoffs or counterclaims other than normal cash discounts accrued in the ordinary course of business.

SECTION 2.14 Insurance.

        All material properties and assets of the Companies and the Partnership which are of an insurable character are insured against loss or damage by fire and other risks to the extent and in the manner reasonable in light of the risks attendant to the businesses and activities in which the Companies and the Partnership are engaged and customary for companies engaged in similar businesses or owning similar assets. Set forth on Schedule 2.14 hereto is a list and brief description (including the name of the insurer, the type of coverage provided, the amount of the annual premium for the current policy period, the amount of remaining coverage and deductibles and the coverage period) of all policies for such insurance and the Companies and the Partnership have made or will make available to UAG true and complete copies of all such policies. All such policies are in full force and effect, unwritten by financially sound insurers, sufficient for all applicable requirements of law and will not in any way be affected by or terminated or lapsed by reason of the consummation of the transactions contemplated by this Agreement. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by the Companies or the Partnership.

SECTION 2.15 Contracts; etc.

        As used in this Agreement, the term "Company Agreement" shall mean all mortgages, indenture notes, agreements, contracts, leases, licenses, franchises, obligations, instruments or other commitments, arrangements or understandings of any kind, whether written or oral, binding or non-binding, (including all leases and other agreements referred to on Schedule 2.10 hereto) to which either of the Companies or the Partnership is a party or by which either of the Companies or the Partnership or any of their respective assets or properties (including the Real Property and the Improvements) may be bound or affected, including all amendments, modifications, extensions or renewals of any of the foregoing. Set forth on Schedule 2.15 hereto is a complete and accurate list of each Company Agreement which is material to the business, operations, assets, condition (financial or otherwise) or prospects of the Companies or the Partnership. True and complete copies of all written Company Agreements referred to on Schedule 2.15 and Schedule 2.10 hereto, exclusive of individual vehicle titles and/or manufacturer's certificates of origin and floor plan liens applicable to individual vehicles, have been delivered or made available to UAG, and the Companies and the Partnership have provided UAG with accurate and complete written summaries of all such Company Agreements which are unwritten. Except as set forth on Schedule 2.15 hereto, the Companies and the Partnership are not, nor, to the knowledge of the Companies, the Partnership and the Shareholders is, any other party thereto, in breach of or default under any Company Agreement, and no event has occurred which (after notice or lapse of time or both) would become a breach or default under, or would permit modification, cancellation, acceleration or termination of, any Company Agreement or result in the creation of any Lien upon, or any Person obtaining any right to acquire, any properties, assets or rights of the Companies or the Partnership in any such case where such breach, default or other event would have, or could reasonably be expected to have, a Material Adverse Effect. There are no material unresolved disputes involving either of the Companies or the Partnership under any Company Agreement.

SECTION 2.16 Labor Relations.

        (a) The Companies and the Partnership have paid or made provision for the payment of all salaries and accrued wages and have complied in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those relating to wages, hours, collective bargaining and the payment and withholding of taxes, and have withheld and paid to the appropriate governmental authority, or are holding for payment not yet due to such authority, all amounts required by law or agreement to be withheld from the wages or salaries of the respective employees.

        (b) Except as set forth on Schedule 2.16(b) hereto, the Companies and the Partnership are not a party to any (i) outstanding employment agreements or contracts with officers or employees that are not terminable at will, or that provide for payment of any bonus or commission, (ii) agreement, policy or practice that requires any of them to pay termination or severance pay to salaried, non-exempt or hourly employees (other than as required by law),
(iii) collective bargaining agreement or other labor union contract applicable to persons employed by the Companies or the Partnership, nor do the Shareholders or the Companies or the Partnership know of any activities or proceedings of any labor union to organize any such employees. The Companies and the Partnership have furnished to UAG complete and correct copies of all such agreements ("Employment and Labor Agreements"). The Companies and the Partnership have not breached or otherwise failed to comply with any provi-sions of any Employment or Labor Agreement, and there are no grievances outstanding thereunder.

        (c) There is no (i) unfair labor practice charge or complaint pending before the National Labor Relations Board ("NLRB") with respect to the Companies or the Partnership or any of their employees, (ii) labor strike, material slowdown or material work stoppage or lockout actually pending or, to the Shareholders', the Partnership's or the Companies' knowledge, threatened, against or affecting the Companies or the Partnership, and the Companies and the Partnership have not experienced any strike, material slow down or material work stoppage, lockout or other collective labor action by or with respect to employees of the Companies or the Partnership, (iii) no representation claim or petition pending before the NLRB or any similar foreign agency and no question concerning representation exists relating to the employees of the Companies or the Partnership, (iv) charge with respect to or relating to the Companies or the Partnership pending before the Equal Employment Opportunity Commission or any state, local or foreign agency responsible for the prevention of unlawful employment practices. The Companies and the Partnership have not received formal notice from any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws of an intention to conduct an investigation of the Companies or the Partnership and, to the knowledge of the Companies, the Partnership and the Shareholders, no such investigation is in progress and (vi) the consents of the unions that are parties to any Employment and Labor Agreements are not required to complete the transactions contemplated by this Agreement.

        (d) The Companies and the Partnership have never caused any "plant closing" or "mass layoff" as such actions are defined in the Worker Adjustment and Retraining Notification Act, as
codified at 29 U.S.C.    2101-2109, and the regulations promulgated therein.

SECTION 2.17 Employee Benefit Plans.

        (a) Set forth on Schedule 2.17(a) hereto is a true and complete list of:

             (i) each employee pension benefit plan, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974 ("ERISA"), maintained by the Companies or the Partnership or to which the Companies or the Partnership are required to make contributions ("Pension Benefit Plan"); and

             (ii) each employee welfare benefit plan, as defined in Section 3(1) of ERISA, maintained by the Companies or the Partnership or to which the Companies or the Partnership are required to make contributions ("Welfare Benefit Plan").

        True and complete copies of all Pension Benefit Plans and Welfare Benefit Plans (collectively, "ERISA Plans") have been delivered to or made available to UAG together with, as applicable with respect to each such ERISA Plan, trust agreements, summary plan descriptions, all IRS determination letters or applications therefor with respect to any Pension Benefit Plan intended to be qualified pursuant to Section 401 (a) of the Internal Revenue Code of 1986, as amended (the "Code"), and valuation or actuarial reports, accountant's opinions, financial statements, IRS Form 5500s (or 5500-C or 5500-R) and summary annual reports for the last three years.

        (b)  With respect to the ERISA Plans:

             (i) there is no ERISA Plan which is a " multiemployer" plan as that term is defined in Section 3(37) of ERISA ("Multiemployer Plan");

             (ii) no event has occurred or (to the knowledge of the Companies, the Partnership or the Shareholders) is threatened or about to occur which would constitute a prohibited transaction under Section 406 of ERISA or under Section 4975 of the Code;

             (iii) each ERISA Plan has operated since its inception in accordance with the reporting and disclosure requirements imposed under ERISA and the Code and has timely filed Form 5500e (or 5500-C or 5500-R) and predecessors thereof; and

             (iv) no ERISA Plan is liable for any federal, state, local or foreign Taxes.

        (c) Each Pension Benefit Plan intended to be qualified under Section 401(a) of the Code:

             (i) has been qualified, from its inception, under Section 401(a) of the Code, and the trust established thereunder has been exempt from taxation under Section 501(a) of the Code and is currently in compliance with applicable federal laws;

             (ii) has been operated, since its inception, in accordance with its terms and there exists no fact which would adversely affect its qualified status; and

             (iii) is not currently under investigation, audit or review by the IRS and, or to the knowledge of the Companies, the Partnership or the Shareholders, no such action is contemplated or under consideration and the IRS has not asserted that any Pension Benefit Plan is not qualified under Section 401(a) of the Code or that any trust established under a Pension Benefit Plan is not exempt under Section 501(a) of the Code.

        (d) With respect to each Pension Benefit Plan which is a defined benefit plan under Section 414(j) and, for the purpose solely of Section 2.17(d)(iv), each defined contribution plan under Section 414(i) of the Code:

             (i) no liability to the Pension Benefit Guaranty Corporation ("PBGC") under Sections 4062-4064 of ERISA has been incurred by the Companies or the Partnership since the effective date of ERISA and all premiums due and owing to the PBGC have been timely paid;

             (ii) the PBGC has not notified the Companies or any Pension Benefit Plan of the commencement of proceedings under Section 4042 of ERISA to terminate any such plan;

             (iii) no event has occurred since the inception of any Pension Benefit Plan or (to the knowledge of the Companies, the Partnership or the Shareholders) is threatened or about to occur which would constitute a reportable event within the meaning of Section 4043(b) of ERISA;

             (iv) no Pension Benefit Plan ever has incurred any "accumulated funding deficiency" (as defined in Section 302 of ERISA and Section 412 of the Code); and

              (v) if any of such Pension Benefit Plans were to be terminated on the Closing Date (A) no liability under Title IV of ERISA would be incurred by the Companies or the Partnership and (B) all benefits accrued to the day prior to the Closing Date (whether or not vested) would be fully funded in accordance with the actuarial assumptions and method utilized by such plan for valuation purposes.

        (e) With respect to each Pension Benefit Plan, Schedule 2.17(e) hereto contains a list of all Pension Benefit Plans to which ERISA has applied which have been or are being terminated, or for which a termination is contemplated, and a description of the actions taken by the PBGC and the IRS with respect thereto.

        (f) The approximate aggregate of the amounts of contributions by the Companies and the Partnerships to be paid or accrued under ERISA Plans for the current fiscal year is set forth on Schedule 2.17(f) hereto (the "Aggregate ERISA Contributions"), and the Aggregate ERISA Contributions are not expected to exceed the total amount set forth on Schedule 2.17(f) hereto. To the extent required in accordance with GAAP, the Financial Statements reflect in the aggregate an accrual of all amounts of employer contributions accrued but unpaid by the Companies and the Partnership under the ERISA Plans as of the date of the Financial Statements.

        (g) With respect to any Multiemployer Plan (1) the Companies and the Partnership have not, since their formation, made or suffered a "complete withdrawal" or "partial withdrawal" as such terms are respectively defined in Sections 4203 and 4205 of ERISA; (2) there is no withdrawal liability of the Companies or the Partnership under any Multiemployer Plan, computed as if a "complete withdrawal" by the Companies had occurred under each such Plan as of December 31, 1995; and (3) the Companies and the Partnership have not received notice to the effect that any Multiemployer Plan is either in reorganization (as defined in Section 4241 of ERISA) or insolvent (as defined in Section 4245 of ERISA).

        (h)  With respect to the Welfare Benefit Plans:

             (i) There are no liabilities of the Companies or the Partnership under Welfare Benefit Plans with respect to any condition which relates to a claim filed on or before the Closing Date.

             (ii)   No claims for benefits are in dispute or litigation.

SECTION 2.18 Other Benefit and Compensation Plans or Arrangements.

        (a) Set forth on Schedule 2.18(a) hereto is a true and complete list of:

             (i) each employee stock purchase, employee stock option, employee stock ownership, deferred compensation, performance, bonus, incentive, vacation pay, holiday pay, insurance, severance, retirement, excess benefit or other plan, trust or arrangement which is not an ERISA Plan whether written or oral, which the Companies or the Partnership maintain or are required to make contributions to;

             (ii) each other agreement, arrangement, commitment and understanding of any kind, whether written or oral, with any current or former officer, director or consultant of the Companies or the Partnership pursuant to which payments may be required to be made at any time following the date hereof (including, without limitation, any employment, deferred compensation, severance, supplemental pension, termination or consulting agreement or arrangement); and

             (iii) each employee of the Companies and the Partnership whose aggregate compensation for the fiscal year ended December 31, 1995 exceeded, and whose aggregate compensation for the fiscal year ended December 31, 1996 is likely to exceed, $50,000. True and complete copies of all of the written plans, arrangements and agreements referred to on
    Schedule 2.18(a) hereto ("Compensation Commitments") have been provided to UAG together with, where prepared by or for the Companies and the Partnership, any valuation, actuarial or accountant's opinion or other financial reports with respect to each Compensation Commitment for the last three years. An accurate and complete written summary has been provided to UAG with respect to any Compensation Commitment which is unwritten.

        (b)  Each Compensation Commitment:

             (i) since its inception, has been operated in all material respects in accordance with its terms;

             (ii) is not currently under investigation, audit or review by the IRS or any other federal or state agency and (to the knowledge of the Companies, the Partnership or the Shareholders) no such action is contemplated or under consideration;

             (iii) has no liability for any federal, state, local or foreign Taxes;

             (iv)   has no claims subject to dispute or litigation;

             (v)    has met all applicable requirements, if any, of the Code;
    and

             (vi) has operated since its inception in material compliance with the reporting and disclosure requirements imposed under ERISA and the Code.

SECTION 2.19 Transactions with Insiders.

        Set forth on Schedule 2.19 hereto is a complete and accurate description of all material transactions between the Companies, the Partnership or any ERISA Plan, on the one hand, and any Insider, on the other hand, that have occurred since January 1, 1993. For purposes of this
Agreement:

        (a) the term "Insider" shall mean the Shareholders, any director or officer of the Companies, and any Affiliate, Associate or Relative of any of the foregoing persons;

        (b) the term "Associate" used to indicate a relationship with any person means (A) any corporation, partnership, joint venture or other entity of which such person is an officer or partner or is, directly or indirectly, through one or more intermediaries, the beneficial owner of 10% or more of (1) any class or type of equity securities or other profits interest or (2) the combined voting power of interests ordinarily entitled to vote for management or otherwise, and (B) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

        (c) a "Relative" of a person shall mean such person's spouse, such person's parents, sisters, brothers, children and the spouses of the foregoing, and any member of the immediate household of such person.

SECTION 2.20 Propriety of Past Payments.

        No funds or assets of the Companies or the Partnership have been used for illegal purposes; no unrecorded funds or assets of the Companies or the Partnership have been established for any purpose; no accumulation or use of the Companies' or the Partnership's funds or assets has been made without being properly accounted for in the respective books and records of the Companies or the Partnership; all payments by or on behalf of the Companies and the Partnership have been duly and properly recorded and accounted for in their respective books and records; no false or artificial entry has been made in the books and records of the Companies or the Partnership for any reason; no payment has been made by or on behalf of the Companies or the Partnership with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment; and the Companies and the Partnership have not made, directly or indirectly, any illegal contributions to any political party or candidate, either domestic or foreign. Neither the IRS nor any other federal, state, local or foreign government agency or entity has initiated or threatened any investigation of any payment made by the Companies, or the Partnership, or alleged to be of the type described in this Section 2.20.

SECTION 2.21 Interest in Competitors.

        Except as set forth on Schedule 2.21 hereto, neither the Companies, the Partnership nor the Shareholders, nor any of their Affiliates, have any interest, either by way of contract or by way of investment (other than as holder of not more than 2% of the outstanding capital stock of a publicly traded Person, so long as such holder has no other connection or relationship with such Person) or otherwise, directly or indirectly, in any Person other than the Companies and the Partnership that is engaged in the retail sale or servicing of automobiles or light duty trucks.

SECTION 2.22 Brokers.

        Neither the Companies, nor any director, officer or employee thereof, nor the Partnership, nor the Shareholders or any representative of the Shareholders, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement except that the Shareholders have employed Ben Hicks as a broker (the "Broker") in connection with this transaction.

SECTION 2.23 Accounts.

        Schedule 2.23 hereto correctly identifies each bank account maintained by or on behalf or for the benefit of the Companies and the Partnership and the name of each person with any power or authority to act with respect thereto.

SECTION 2.24 Disclosure.

        Neither the Companies, the Partnership, nor the Shareholders have made any material misrepresentation to UAG relating to the Companies or the Companies' stock or relating to the Partnership or the partnership interests and neither the Companies, the Partnership nor the Shareholders have omitted to state to UAG any material fact relating to the Companies, the Partnership or the Companies' stock which is necessary in order to make the information given by or on behalf of the Companies, the Partnership or the Shareholders to UAG not misleading or which if disclosed would reasonably affect the decision of a person considering an acquisition of the Companies or the Partnership.
No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect, which has not been disclosed in the Financial Statements or the schedules to this Agreement.

SECTION 2.25 Net Worth and Working Capital.

        The Net Worth of the Partnership on the Closing Date, as determined in accordance with the Accounting Principles, will be equal to or greater than the Net Worth of the Partnership as of September 30, 1996 except for any LIFO inventory adjustment to increase the LIFO reserve. The net working capital of the Partnership as of the date hereof is sufficient to operate the businesses of the Partnership and to satisfy any working capital requirements of Chrysler.

SECTION 2.26 Investment Intent.

        Each Shareholder has no present plan, intention or arrangement to dispose of any of the UAG Common Stock received by such Shareholder in the Mergers.

                                   ARTICLE 3
                        REPRESENTATIONS AND WARRANTIES
                              OF THE SHAREHOLDERS

        Subject to the parties' agreement that certain of the Schedules referred to in this Article 3 are to be delivered by the Shareholders no later than December 20, 1996, each Shareholder hereby jointly and severally further represents and warrants to UAG as follows:

SECTION 3.1  Ownership of Shares; Title.

        Each Shareholder is the owner of record and beneficially of the shares of the Companies' stock set forth on Schedule 3.1 hereto and has good and marketable title to the shares of the Companies' stock owned by him, free and clear of any and all security interests, proxies and voting or other agreements except restrictions on transfer imposed by applicable federal and state securities laws.

SECTION 3.2  Authority.

        Each Shareholder has all requisite power and authority and has full legal capacity and is competent to execute, deliver and perform this Agreement and the Documents to which he is a party and to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Shareholder and constitutes, and the Documents to which each Shareholder is a party when executed and delivered by each Shareholder will constitute, a valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. The execution, delivery and performance of this Agreement and the Documents by each Shareholder and the consummation of the transactions contemplated hereby and thereby do not and will not:

             (i) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any material contract, agreement, commitment, understanding, arrangement or restriction to which any Shareholder is a party or to which any Shareholder or any of such Shareholder's property is subject;

             (ii) violate or conflict with any Legal Requirements applicable to any Shareholder or any of such Shareholder's businesses or properties; or

             (iii) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with or in compliance with the provisions of the H-S-R Act.

SECTION 3.3  Real Property and Improvements.

        To the knowledge of the Companies, the Partnership and the Shareholders, the owners of the Real Property (as set forth on Schedule 2.10) own the Real Property and Improvements in fee simple, free and clear of all liens, claims and encumbrances, except for such liens, claims and encumbrances, none of which currently or in the future will or could affect the use of the Real Property and Improvements for the conduct of the respective businesses of the Companies and the Partnership as presently conducted. No assessments have been made against any portion of the Real Property which are unpaid, whether or not they have become liens. There are no disputes concerning the location of the lines and corners of the Real Property. No one has been granted any right to purchase or lease the Real Property or Improvements other than existing leases in favor of the Partnership.

SECTION 3.4  Qualification of Shareholders.

        Each Shareholder (i) is an "accredited investor" within the meaning of Regulation D of the Securities Act, and is acquiring the UAG Common Stock to be issued in the Mergers for his own account and not with a view to, or for resale in connection with, any distribution thereof; (ii) understands and acknowledges that such UAG Common Stock has not been registered under the Securities Act or any state securities laws by reason of certain exemptions from the registration provisions thereof which depend upon, among other things, the bona fide nature of such Shareholder's investment intent as expressed herein; (iii) is able to bear the economic risk of investment in such UAG Common Stock and has such knowledge and experience in financial and business matters that he is capable of evaluating the risks and merits of such UAG Common Stock; (iv) acknowledges that the Shares were not offered to him by means of publicly disseminated advertisements or sales literature, or as part of a general solicitation; (v) acknowledges that in deciding to proceed with the transaction set forth herein he has relied solely on his own independent investigation of UAG and upon the representations of UAG set forth herein; and
(vi) understands and acknowledges that such UAG Common Stock will be "restricted securities" as that term is defined in Rule 144 under the Securities Act and that the certificate representing such UAG Common Stock will bear a legend restricting transfer unless (A) the transfer is exempt from the registration requirements under the Securities Act and any applicable state securities law and an opinion of counsel reasonably satisfactory to UAG that such transfer is exempt therefrom is delivered to UAG or (B) the transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities law.

                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES
                                    OF UAG

        Subject to the parties' agreement that certain of the Schedules referred to in this Article 4 are to be delivered by UAG no later than December 20, 1996, UAG hereby represents and warrants to the Companies, the Partnership and the Shareholders as follows:

SECTION 4.1  Organization and Good Standing.

        UAG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to own, lease and operate the properties used in its business and to carry on its business as now being conducted. UAG is duly qualified to do business and is in good standing as a foreign corporation in each state and jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures of UAG and the UAG Subsidiaries (as defined below) would not, or could not reasonably be expected to, in the aggregate have a Material Adverse Effect on UAG and the UAG Subsidiaries, taken as a whole. UAG has made available to the Shareholders complete and correct copies of its charter and by-laws, as amended and presently in effect.

SECTION 4.2  Subsidiaries.

         Each of the UAG Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own, lease and operate the properties and assets used in its business and to carry on its business as now being conducted, and is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction where qualification as a foreign corporation is required, except for such failures to be qualified and in good standing, if any, which when taken together with all other such failures of UAG and the UAG Subsidiaries would not, or could not reasonably be expected to, in the aggregate have a Material Adverse Effect on UAG and the UAG Subsidiaries, taken as a whole. All of the outstanding shares of capital stock of the UAG Subsidiaries have been validly authorized and issued, are fully paid and non-assessable, have not been issued in violation of any preemptive rights or of any federal or state securities law. "UAG Subsidiary" shall mean any corporation or other entity in which UAG, directly or indirectly, owns beneficially securities representing 50% or more of (i) the aggregate equity or profit interests or (ii) the combined voting power of voting interests ordinarily entitled to vote for management or otherwise.

SECTION 4.3  Capitalization.

        The authorized stock of UAG and the number of shares of capital stock which are issued and outstanding are set forth on Schedule 4.3 hereto. The shares listed on Schedule 4.3 hereto constitute all the issued and outstanding shares of capital stock of UAG and have been validly authorized and issued, are fully paid and nonassessable, have not been issued in violation of any preemptive rights or of any federal or state securities law and no personal liability attaches to the ownership thereof.

SECTION 4.4  SEC Filings.

        UAG has heretofore made available to the Shareholders UAG's Registration Statement on Form S-1 as declared effective by the SEC on October 23, 1996 and UAG's Quarterly Report on Form 10-Q for the period ending September 30, 1996 (the "SEC Filings"). As of their respective dates, the SEC filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5  Authority; Approvals and Consents.

        UAG has the corporate power and authority to enter into this Agreement and the Documents to which it is a party and to perform its obligations hereunder and thereunder. At the Effective Time, the execution, delivery and performance of this Agreement and the Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby will have been duly authorized and approved by the Board of Directors of UAG and no other corporate proceedings on the part of UAG will be necessary to authorize and approve this Agreement and the Documents and the transactions contemplated hereby and thereby. This Agreement has been, and on the Closing Date the Documents will be, duly executed and delivered by, and constitute a valid and binding obligation of, UAG, enforceable against UAG in accordance with their respective terms. Except as set forth on Schedule 4.5 hereto, the execution, delivery and performance by UAG of this Agreement and the Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby do not and will not:

             (i) contravene any provisions of the Certificate of Incorporation or By-Laws (including any comparable governing instrument with a different name) of UAG;

             (ii) (after notice or lapse of time or both) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any agreement to which UAG is a party ("UAG Agreement") or require any consent or waiver of any party to any UAG Agreement that would or could reasonably be expected to have a Material Adverse Effect on UAG and the UAG Subsidiaries, taken as a whole;

             (iii) result in the creation of any security interest upon, or any person obtaining any right to acquire, any properties, assets or rights of UAG or any UAG Subsidiary that would or could reasonably be expected to have a Material Adverse Effect on UAG and the UAG
    Subsidiaries, taken as a whole;

             (iv) violate or conflict with any Legal Requirements applicable to UAG or any UAG Subsidiary or any of their respective businesses or properties that would or could reasonably be expected to have a Material Adverse Effect on UAG and the UAG Subsidiaries, taken as a whole; or

             (v) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority, except in connection with or in compliance with the provisions of the H-S-R Act.

        Except as set forth or referred to above, no authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental administrative or judicial authority is necessary to be obtained or made by UAG to enable UAG to continue to conduct its business and operations and use its properties after the Closing in a manner which is in all material respects consistent with that in which they are presently conducted.

SECTION 4.6  Financial Statements.

        Attached as Schedule 4.6 are true and complete copies of:

        (a) the audited consolidated financial statements of UAG and its consolidated UAG Subsidiaries as of December 31 in each of the years 1994 and 1995, and the related consolidated statements of income, stockholders' equity and cash flows for the fiscal years ended on such dates, together with the notes thereto, in each case examined by and accompanied by the report of Coopers & Lybrand, independent certified public accountants; and

        (b) the unaudited consolidated balance sheet of UAG and its consolidated UAG Subsidiaries as of September 30, 1996 (the "UAG Balance Sheet"), and the unaudited consolidated statements of income, stockholders' equity and cash flows for the month periods ended on such dates, together with the notes thereto;

(all the foregoing financial statements, including the notes thereto, being referred to herein collectively as the "UAG Financial Statements"). The UAG Financial Statements are in accordance with the books and records of UAG and the UAG Subsidiaries, fairly present the consolidated financial position, results of operations, stockholders' equity and changes in financial position of UAG and the UAG Subsidiaries as of the dates and for the periods indicated, in each case in conformity with GAAP consistently applied (except as otherwise indicated in such statements) during such periods, and can be legitimately reconciled with the financial statements and the financial records maintained and the accounting methods applied by UAG and the UAG Subsidiaries for federal income tax purposes, and the unaudited financial statements included in the UAG Financial Statements indicate all adjustments, which consist of only normal recurring accruals, necessary for such fair presentations. The statements of income included in the UAG Financial Statements do not contain any items of special or nonrecurring income except as expressly specified therein, and the balance sheets included in the UAG Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The books and accounts of UAG and the UAG Subsidiaries are complete and correct in all material respects and fairly reflect all of the transactions, items of income and expense and all assets and liabilities of the businesses of UAG and the UAG Subsidiaries consistent with prior practices of UAG and the UAG Subsidiaries.

SECTION 4.7  Taxes.

        UAG, each UAG Subsidiary and, for any period during all or part of which the tax liability of any other corporation was determined on a combined or consolidated basis with UAG or any UAG Subsidiary, any such other corporation, have filed timely all federal, state, local and foreign tax returns, reports and declarations required to be filed (or have obtained or timely applied for an extension with respect to such filing) correctly reflecting the Taxes and all other information required to be reported thereon and have paid, or made adequate provision for the payment of, all Taxes which are due pursuant to such returns or pursuant to any assessment received by UAG
or any UAG Subsidiary or any such other corporation.   In the ordinary course,
UAG makes adequate provision on its books for the payment of all Taxes (including for the current fiscal period) owed by UAG and the UAG Subsidiaries. Neither UAG nor any UAG Subsidiary has been subject to a federal or state tax audit of any kind, and no adjustment has been proposed by
the IRS with respect to any return for any subsequent year.   UAG knows of no
basis for an assertion of a deficiency for Taxes against UAG or any UAG Subsidiary.

SECTION 4.8  Brokers.

        Neither UAG nor any UAG Subsidiary, nor any director, officer or employee thereof, has employed any broker or finder or has incurred or will incur any broker's, finder's or similar fees, commissions or expenses, in each case in connection with the transactions contemplated by this Agreement or the Documents.

SECTION 4.9  Disclosure.

        Neither UAG nor any UAG Subsidiary has made any material misrepresentation to the Companies, the Partnership or the

Shareholders relating to this Agreement and neither UAG nor any UAG Subsidiary has omitted to state to the Companies, the Partnership or the Shareholders any material fact relating to this Agreement which is necessary in order to make the information given by or on behalf of UAG or any UAG Subsidiary to the Companies, the Partnership or the Shareholders or their representatives at or prior to Closing not misleading. No fact, event, condition or contingency exists or has occurred which has, or in the future can reasonably be expected to have, a Material Adverse Effect on UAG and the UAG Subsidiaries, taken as a whole, which has not been disclosed in the SEC Filings or the Schedules to this Agreement.

SECTION 4.10 Reorganization Classification; Certain Tax Representatives.

        Purchaser represents and warrants to the Shareholders as follows:

        (a) At the Effective Time, Purchaser will own all the stock of each Merger Sub. No Merger Sub will issue any of their stock in the Mergers.

        (b) At the Effective Time, Purchaser will have no plan or intention to lose control, within the meaning of Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") of either Merger Sub after the Mergers occur.

        (c)  At the Effective Time, Purchaser will have no plan or intention
(i) to liquidate either Merger Sub, (ii) to merge either Merger Sub with or into another corporation, (iii) to sell or otherwise dispose of the stock of either Merger Sub, (iv) to cause either Merger Sub to sell or otherwise dispose of any of their assets, except for dispositions in the ordinary course of business and transfers described in Section 368(a)(2)(C) of the Internal Revenue Code or (v) to reacquire any UAG Common Stock issued in the Mergers.

        (d) At the Effective Time, Purchaser will intend that UAG Texas will either continue the historic business of Crown Jeep or use a significant portion of Crown Jeep's historic business assets in a business, in each case
within the meaning of Treas. Reg.   1.368-1(d)(2).  If Crown Jeep is a holding
company, then the representation in the preceding sentence shall be true so long as the Mergers are intended to readjust continuing interests in property
under modified corporate form, within the meaning of Treas. Reg.   1.368-
1(d)(2).

        (e) At the Effective Time, Purchaser will intend that UAG Texas II will either continue the historic business of Berylson or use a significant portion of Berylson's historic business assets in a business, in each case
within the meaning of Treas. Reg.   1.368-1(d)(2).  If Berylson is a holding
company, then the representation in the preceding sentence shall be true so long as the Mergers are intended to readjust continuing interests in property under modified corporate form, within the meaning of
Treas. Reg.   1.368-1(d)(2).

        (f) At the Effective Time, neither Purchaser nor either Merger Sub will be an investment company, within the meaning of Section 368(a)(2)(F)(iii) of the Internal Revenue Code (that is, neither Purchaser nor either Merger Sub will be a regulated investment company, a real estate investment trust or a corporation 50 percent or more of the value of whose total assets are stocks and securities and 80 percent or more of the value of whose total assets are assets held for investment after applying the conventions set out in such
Section 368(a)(2)(F)).


                                   ARTICLE 5
                      COVENANTS AND ADDITIONAL AGREEMENTS

SECTION 5.1  Access; Confidentiality.

        Between the date hereof and the Closing Date, the Shareholders, the Companies and the Partnership will (i) provide to the officers and other authorized representatives of UAG full access, during normal business hours, to any and all premises, properties, files, books, records, documents, and other information of the Companies and the Partnership and will cause their officers to furnish to UAG and its authorized representatives any and all financial, technical and operating data and other information pertaining to the businesses and properties of the Companies and the Partnership, and (ii) make available for inspection and copying by UAG true and complete copies of any documents relating to the foregoing. UAG will hold in confidence (unless and to the extent compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of law including federal or state securities laws) all Confidential Information (as defined below) and will not disclose the same to any third party except in connection with obtaining financing and otherwise as may reasonably be necessary to carry out this Agreement and the transactions contemplated hereby, including any due diligence review by or on behalf of UAG. If this Agreement is terminated, UAG will promptly return to the Partnership and the Companies, upon the reasonable request of the Partnership and the Companies, all Confidential Information furnished by the Companies or the Partnership and held by UAG, including all copies and summaries thereof. As used herein, "Confidential Information" shall mean all information concerning the Companies and the Partnership obtained by UAG from the Companies or the Partnership in connection with the transactions contemplated by this Agreement, except information (x) ascer-tainable or obtained from public information, (y) received from a third party not employed by or otherwise affiliated with the Companies or the Partnership or (z) which is or becomes known to the public, other than through a breach by UAG of this Agreement.

SECTION 5.2  Furnishing Information; Announcements.

        The Shareholders, the Partnership and the Companies, on the one hand, and UAG, on the other hand, will, as soon as practicable after reasonable request therefor, furnish to the other all the information concerning the Shareholders, the Partnership and the Companies or UAG, respectively, required for inclusion in any statement or application made by UAG or the Companies or the Partnership to any governmental or regulatory body or in connection with obtaining any third party consent in connection with the transactions contem-plated by this Agreement. Neither the Shareholders, the Partnership nor the Companies, on the one hand, nor UAG, on the other hand, or any representative thereof, shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated hereby without the prior consent of the other, except as may be required by law (including federal or state securities laws) as determined by such parties' counsel.

SECTION 5.3  Antitrust Improvements Act Compliance.

        UAG and the Shareholders, the Partnership and the Companies, as applicable, shall each file or cause to be filed with the Federal Trade Commission and the United States Department of Justice any notifications required to be filed by the respective "ultimate parent" entities under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "H-S-R Act"), and the rules and regulations promulgated thereunder, with respect to the transactions contemplated herein. The parties shall use their best efforts to make such filings promptly, to respond to any requests for additional information made by either of such agencies, to cause the waiting periods under the H-S-R Act to terminate or expire at the earliest possible date and to resist vigorously, at their respective cost and expense (including, without limitation, the institution or defense of legal proceed-ings), any assertion that the transactions contemplated herein constitute a violation of the antitrust laws, all to the end of expediting consummation of the transactions contemplated herein; provided, however, that if UAG or the Shareholders shall determine after issuance of any preliminary injunction that continuing such resistance is not in its or their best interests, UAG or the Shareholders, as the case may be, may, by written notice to the other party, terminate this Agreement with the effect set forth in Section 8.2 hereof.

SECTION 5.4  Certain Changes and Conduct of Business.

        (a) From and after the date of this Agreement and until the Closing Date, the Companies and the Partnership shall, and the Shareholders shall cause the Companies and the Partnership to conduct their respective businesses solely in the ordinary course consistent with past practices and, without the prior written consent of UAG, neither the Shareholders, the Partnership nor the Companies will, except as required or permitted pursuant to the terms hereof, permit the Companies or the Partnership to:

             (i) make any material change in the conduct of their respective businesses and operations or enter into any transaction other than in the ordinary course of business consistent with past practices;

             (ii) make any change in their articles of incorporation or bylaws, issue any additional shares of capital stock or equity securities or grant any option, warrant or right to acquire any capital stock or equity securities or issue any securities convertible into or exchangeable for their capital stock or alter any material term of any of their outstanding securities or make any change in their outstanding shares of capital stock or other ownership interests or its capitalization, whether by reason of a reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, stock dividend or otherwise;

             (iii) make any change in the Limited Partnership Agreement or issue any additional partnership interests or admit any new partners;

             (iv) (A) incur, assume or guarantee any indebtedness for borrowed money, issue any notes, bonds, debentures or other corporate securities or grant any option, warrant or right to purchase any thereof, except pursuant to transactions in the ordinary course of business consistent with past practices, (B) issue any securities convertible or exchangeable for debt securities of the Companies or the Partnership, or
    (C) issue any options or other rights to acquire from the Companies or the Partnership, directly or indirectly, debt securities of the Companies or the Partnership or any security convertible into or exchangeable for such debt securities;

             (v) make any sale, assignment, transfer, abandonment or other conveyance of any of their assets or any part thereof, except transactions pursuant to existing contracts set forth in Schedule 2.15 hereto and dispositions of inventory or of worn-out or obsolete equipment for fair and reasonable value in the ordinary course of business consistent with past practices;

             (vi) subject any of their assets, or any part thereof, to any lien or suffer such to be imposed other than such liens as may arise in the ordinary course of business consistent with past practices by operation of law which will not have, or cannot reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

             (vii) declare, set aside or pay any dividends or other distributions (whether in cash, stock, property or any combination thereof) in respect of any shares of their capital stock (other than distributions that could not reasonably be expected to adversely effect the business or operation of the Partnership or reduce the Partnership's net working capital to an amount insufficient to continue to operate the businesses of the Partnership in the ordinary course and consistent with past practice) or redeem, retire, purchase or otherwise acquire, directly or indirectly, any shares of their capital stock;

             (viii) acquire any assets, raw materials or properties, or enter into any other transaction, other than in the ordinary course of business consistent with past practices;

             (ix) enter into any new (or amend any existing) employee benefit plan, program or arrangement or any new (or amend any existing) employment, severance or consulting agreement, grant any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit-sharing or other plan or commitment) or grant any increase in the compensation payable or to become payable to any employee, except in accordance with pre-existing contractual provisions or consistent with past practices;

             (x) make or commit to make any individual material capital expenditure in excess of $50,000, or aggregate capital expenditures in excess of $150,000;

             (xi) pay, loan or advance any amount to, or sell, transfer or lease any properties or assets to, or enter into any agreement or arrangement with, any of their Affiliates;

             (xii) guarantee any indebtedness for borrowed money or any other obligation of any other person, other than in the ordinary course of business consistent with past practice;

             (xiii) fail to keep in full force and effect insurance comparable in amount and scope to coverage maintained by the Companies or the Partnership (or on behalf of the Companies or the Partnership) on the date hereof;

             (xiv) make any loan, advance or capital contribution to or investment in any person;

             (xv) make any change in any method of accounting or accounting principle, method, estimate or practice except for any such change required by reason of a concurrent change in GAAP or write-down the value of any inventory or write-off as uncollectible any accounts receivable except in the ordinary course of business consistent with past practices;

             (xvi) settle, release or forgive any material claim or litigation or waive any material right;

             (xvii) make, enter into, modify, amend in any material respect or terminate any material commitment, bid or expenditure, other than in the ordinary course of business consistent with past practice;

             (xviii) take any other action that would cause any of the representations and warranties made by the Companies or the Partnership in this Agreement not to remain true and correct; or

             (xix)  commit itself to do any of the foregoing.

        (b) From and after the date hereof and until the Closing Date, the Shareholders, the Partnership and the Companies will cause the Companies and the Partnership to use their reasonable best efforts to:

             (i) continue to maintain, in all material respects, their properties in accordance with present practices in a condition suitable for their current use;

             (ii) comply with all applicable Environmental Laws, and, in the event the Companies or the Partnership shall receive notice that there exists a violation of any Environmental Law with respect to their operations or any Real Property, promptly (and in any event within the time period permitted by the applicable governmental authority) remove or remedy such violation in accordance with all applicable Environmental Laws; provided, however, that any remediation or removal shall be subject to the prior approval of UAG;

             (iii) file, when due or required, federal, state, foreign and other tax returns and other reports required to be filed and pay when due all taxes, assessments, fees and other charges lawfully levied or assessed against the Companies or the Partnership unless the validity thereof is contested in good faith and by appropriate proceedings diligently conducted;

             (iv) keep their books of account, records and files in the ordinary course and in accordance with existing practices;

             (v) preserve their business organization intact and continue to maintain existing business relationships with suppliers, customers and others with whom business relationships exist other than relationships that are, at the same time, not economically beneficial to them; and

             (vi) continue to conduct their business in the ordinary course consistent with past practices.

SECTION 5.5  No Intercompany Payables or Receivables.

        Except as disclosed on Schedule 5.5 hereto, on the Closing Date there will be no intercompany payables or intercompany receivables due and/or owing between the

Shareholders and their Affiliates (other than the Companies or the Partnership) on the one hand, and the Companies or the Partnership, on the other hand.

SECTION 5.6  Negotiations.

        Until the earlier of 180 days from the date hereof and the termination of this Agreement pursuant to clauses (i) or (ii) of Section 8.1, no Shareholder, nor the Companies, nor the Partnership, nor their officers, directors, employees, advisors, agents, representatives, partners, Affiliates or anyone acting on behalf of the Shareholders, the Companies, the Partnership or such persons, shall, directly or indirectly, encourage, solicit, initiate or engage in discussions or negotiations with, or provide any information to, any person (other than UAG or its representatives) concerning any merger, sale of assets (other than in the ordinary course of business), purchase or sale of shares of capital stock, purchase or sale of partnership interests or similar transaction involving the Companies or the Partnership. The Shareholders shall promptly communicate to UAG any inquiries or communications concerning any such transaction (including the identity of any person making such inquiry or communication) which any Shareholder may receive or of which any Shareholder may become aware.

SECTION 5.7  Consents; Cooperation.

        Subject to the terms and conditions hereof, the Shareholders, the Partnership, the Companies and UAG will use their respective best efforts at their own expense:

             (i) to obtain prior to the earlier of the date required (if so required) or the Closing Date, all waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents of all third parties and governmental authorities, and make all filings and registrations with governmental authorities which are required on their respective parts for
    (A) the consummation of the transactions contemplated by this Agreement,
    (B) the ownership or leasing and operating after the Closing by the Companies and the Partnership of all their material properties and (C) the conduct after the Closing by the Companies and the Partnerships of their respective businesses as conducted by them on the date hereof;

             (ii) to defend, consistent with applicable principles and requirements of law, any lawsuit or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third persons (including governmental authorities) challenging this Agreement or the transactions contemplated hereby and thereby; and

             (iii) to furnish each other such information and assistance as may reasonably be requested in connection with the foregoing.

SECTION 5.8  Additional Agreements.

        Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts at its own expense to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. The Shareholders agree to execute and deliver any and all documents that Chrysler Corporation typically requires a selling dealer to execute in connection with the transfer of the dealership. In case at any time after the Merger Closings any further action is necessary or desirable to carry out the purposes of this Agreement, the proper partners of the Partnership or officers of the Companies shall take all such necessary action.

SECTION 5.9  Interim Financial Statements.

        Within thirty (30) days after the end of each calendar month after the date of this Agreement, the Partnership will deliver to UAG unaudited consolidated balance sheets of the Dealership, as of the end of such calendar month and at the end of the corresponding calendar month of the preceding fiscal year, together with the related unaudited consolidated statements of income and cash flow for the fiscal months then ended. All such financial statements shall fairly present the financial position, results of operations and cash flow of the Partnership as of the date or for the periods indicated. All unaudited financial statements delivered pursuant to this Section 5.9 shall be prepared on a basis consistent with the Financial Statements.

SECTION 5.10 Notification of Certain Matters.

        Between the date hereof and the Merger Closings, each party to this Agreement will give prompt notice in writing to the other party hereto of: (i) any information that indicates that any representation and warranty of such party contained herein was not true and correct as of the date hereof or will not be true and correct as of the Closing Date, (ii) the occurrence of any event which could result in the failure to satisfy a condition specified in
Article 6 or Article 7 hereof, as applicable, (iii) any notice or other communication from any third person alleging that the consent of such third person is or may be required in connection with the transactions contemplated by this Agreement, and (iv) in the case of the Shareholders, the Partnership and the Companies, any notice of, or other communication relating to, any default or event which, with notice or lapse of time or both, would become a default under any Company Agreement. Each party hereto will (x) promptly advise the other party hereto of any event that has, or could reasonably be expected in the future to have, a Material Adverse Effect on the Companies, the Partnership or on UAG and the UAG Subsidiaries, taken as a whole, as applicable, (y) confer on a regular and frequent basis with one or more designated representatives of the other party to report operational matters and to report the general status of ongoing operations, and (z) notify the other party of any emergency or other change in the normal course of business or in the operation of the properties of the Companies or the Partnership and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated) or adjudicatory proceedings involving any property of the Companies or the Partnership, and will keep the other party fully informed of such events and permit the other party access to all materials prepared in connection therewith. Each Shareholder shall give prompt notice to UAG of any notice or other communi-cation from any third person asserting (i) any right, title or interest in any of the shares of the Companies' stock held by such Shareholder (including, without limitation, any threat to commence, or notice of the commencement of any action or other proceeding with respect to any shares of the Companies' stock), (ii) any right, title or interest in the Partnership (including, without limitation, any threat to commence, or notice of the commencement of any action or other proceeding with respect to any ownership interest in the Partnership) or (iii) the occurrence of any other event of which such Shareholder has knowledge which could result in any failure to consummate the transactions as contemplated by this Agreement.

SECTION 5.11 Assurance by the Shareholders.

        The Shareholders shall cause each of the Companies and the Partnership to comply with the respective covenants set forth in this Agreement.

SECTION 5.12 Broker's Fee.

        UAG acknowledges that the Shareholders have employed the Broker in connection with this transaction and UAG agrees to pay the Broker's fee in full satisfaction of any obligations of the Shareholders, the Company or the Partnership relating to the employment of Broker.

SECTION 5.13 Shareholder Vote; No Appraisal Rights.

        Each Shareholder covenants and agrees (a) to vote all of the stock of the Companies held by him in favor of the Mergers and the other transactions contemplated by this Agreement; (b) that such Shareholder shall not demand appraisal of the fair value of any of his shares of Companies' stock pursuant to Sections 5.11-5.13 of the TBCA or Section 262 of the DGCL; and (c) that such Shareholder shall not, without the prior written consent of UAG, transfer any of such Shareholder's shares of the Companies' stock.

SECTION 5.14 Continuity of Shareholder Interest.

        The Shareholders will not dispose of any UAG Common Stock received in the Mergers within two years of the Closing Date or in a manner that would cause the Mergers, or either of them, to violate the continuity of shareholder
interest requirement set forth in Treasury Regulation   1.368-1.

SECTION 5.15 Continuity of Business.

        UAG will not cause the Merger Subs to liquidate or to merge with and into another corporation or entity within two years of the Merger Closings.

SECTION 5.16 Crown Jeep Loans.

        The Shareholders shall cause Crown Jeep to pay all principal and interest on the Crown Jeep Loans that becomes due and payable from the date hereof until the Closing Date and shall not permit the principal outstanding under the Crown Jeep Loans to be increased between the date hereof and the Closing Date.

SECTION 5.17 Personal Guarantees.

        UAG will either (i) cause the Shareholders to be released from any and all personal guarantees of any loans, leases or other indebtedness of the Partnership or the Companies set forth on the Financial Statements (the "Personal Guarantees") or (ii) indemnify and hold the Shareholders harmless from any loss with respect to the Personal Guarantees which arises after the Merger Closings; provided that if UAG does not obtain the releases for which provision is made in clause (i) and thereby has obligations pursuant to clause
(ii), then so long as any such Personal Guarantee is not released, UAG shall from time to time cause each Merger Sub and the Partnership to have sufficient funds to make timely all payments which are required to be made with respect to any "loan, lease or other indebtedess" to which any Personal Guarantee which has not been released applies.


                                   ARTICLE 6
                         CONDITIONS TO THE OBLIGATIONS
                         OF UAG TO EFFECT THE CLOSING

        The obligations of UAG and the Merger Subs required to be performed by them at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions, each of which may be waived by UAG or the Merger Subs as provided herein except as otherwise required by applicable law:

SECTION 6.1  Representations and Warranties; Agreements; Covenants.

        Each of the representations and warranties of the Companies, the Partnership and the Shareholders contained in this Agreement shall be true and correct as of the date hereof and (having been deemed to have been made again at and as of the Closing Date) shall be true and correct as of the Merger Closings. Each of the obligations of the Companies, the Partnership and the Shareholders required by this Agreement to be performed by them at or prior to the Merger Closings shall have been duly performed and complied with in all respects as of the Merger Closings. At the Merger Closings, UAG shall have received a certificate, dated the Closing Date and duly executed by the Shareholders, to the effect that the conditions set forth in the two preceding sentences have been satisfied.

SECTION 6.2  Authorization; Consents.

        (a) All action necessary to authorize the execution, delivery and performance of this Agreement and the Documents, and the consummation of the transactions contemplated hereby and thereby shall have been duly and validly taken by the Companies and the Partnership. All filings required to be made under the H-S-R Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including any extensions thereof, shall have expired or been terminated.

        (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons (including, but not limited to, all automobile manufacturers with whom any of the Companies or the Partnership have entered into a franchise agreement (or comparable instrument)) required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

SECTION 6.3  Opinion of the Companies' and the Shareholders' Counsel.

        UAG and the Merger Subs shall have been furnished with the opinion of counsel for the Companies, the Partnership and the Shareholders, dated the Closing Date, in form and substance satisfactory to UAG and its counsel which opinion shall have been rendered with respect to those matters contained in Sections 2.1, 2.2, 2.3, 2.4, 2.9, 3.1 and 3.2 hereof. In rendering the foregoing opinion, such counsel may rely as to factual matters upon certi-ficates or other documents furnished by officers and directors of the Companies and by government officials and upon such other documents and data as such counsel deem appropriate as a basis for their opinions. Such counsel may specify the state or states in which they are admitted to practice, that they are not admitted to the Bar in any other state or experts in the law of any other state and that such opinions are limited to Texas and federal laws and the DGCL.

SECTION 6.4  Absence of Litigation.

        No order, stay, injunction or decree of any court of competent jurisdiction in the Untied States shall be in effect (i) that prevents or delays the consummation of any of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which UAG, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

SECTION 6.5  No Material Adverse Effect.

        During the period from December 31, 1995 to the Closing Date, there shall not have been any material adverse change in the assets, properties, business, operations, prospects, net income or financial condition of the Companies or the Partnership.

SECTION 6.6  Net Worth and Working Capital Requirements.

        On the Closing Date, the Shareholders shall deliver to UAG a balance sheet of the Partnership dated as of the most recent practicable date preceding the Closing Date, prepared in accordance with the Accounting Principles (the "Estimated Closing Date Balance Sheets"). The Estimated Closing Date Balance Sheet shall show as of the date thereof, after taking into account the payment of any of the fees, costs and expenses by the Partnership incurred in connection with this Agreement, a Net Worth of not less than the Net Worth set forth on the Partnership's September 30, 1996 balance sheet except for any LIFO adjustment made after September 30, 1996.

SECTION 6.7  Completion of Due Diligence.

        UAG shall have completed its due diligence examination of the Companies, the Partnership, the Real Property and the Improvements and the results of such examination, including any Phase I or Phase II environmental audits of the Companies and the Partnership, shall be satisfactory to UAG.
UAG will pay the costs for a Phase I environmental audit. If, after obtaining the results of the Phase I environmental audit, UAG determines that a Phase II environmental audit is required, then the expenses of performing the Phase II environmental audit shall be paid one-half by UAG and one-half by the Share-holders.

SECTION 6.8  Board Approval.

        The Board of Directors of UAG and the Merger Subs shall have approved the consummation of all of the transactions contemplated by this Agreement.

SECTION 6.9  Stockholder Approval.

        UAG, as the sole stockholder of UAG Texas and UAG Texas II, shall have approved the Mergers.

SECTION 6.10 Certificates.

        The Shareholders, the Companies and the Partnership shall have furnished UAG with a certificate, dated as of the Closing

Date, executed by the Shareholders certifying to the fulfillment of the conditions set forth in Section 6.4, 6.5, 6.6, 6.12 and 6.15 and shall have furnished UAG with such any other certificates of its officers and others as UAG may reasonably request to evidence compliance with the conditions set forth in this Article 6.

SECTION 6.11 Legal Matters.

        All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of the Shareholders, the Partnership and the Companies under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of the Shareholders, the Partnership and the Companies in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for UAG.

SECTION 6.12 Net Income.

    Coopers & Lybrand shall have confirmed to UAG that the net income of the Companies and the Partnership for the year ending December 31, 1996 prior to any LIFO adjustment (as determined in accordance with GAAP) is no less than Three Million Six Hundred Fifty Thousand Dollars ($3,650,000) including the amounts listed on Schedule 6.12 hereof.

SECTION 6.13 Approval of Manufacturer and Distributor.

        UAG shall have obtained the consent, authorization and approval of Chrysler Corporation on terms no less favorable to those granted to the Companies and the Partnership immediately prior to the execution of this Agreement.

SECTION 6.14 Employment Agreement.

        Coffey shall have entered into the Coffey Employment Agreement.

SECTION 6.15 Environmental Laws.

        The Companies and the Partnership shall be in compliance with all applicable Environmental Laws.

SECTION 6.16 Nondisturbance Agreements.

        The owners of the Real Property leased to the Companies or the Partnership shall have obtained nondisturbance agreements in form and substance satisfactory to the Companies and UAG with respect to the properties that are the subject of the Leases.

SECTION 6.17 Title Insurance.

        UAG shall have obtained title insurance on behalf of the Companies and/or the Partnership with respect to the Companies and/or Partnership's leasehold estates in form and substance satisfactory to UAG.

SECTION 6.18 Memorandum of Leases.

        The appropriate parties shall have executed Memorandum of Leases in form and substance satisfactory to UAG.

SECTION 6.19 Schedules.

        The Partnership, the Companies and the Shareholders shall have delivered to UAG all Schedules referred to in Articles 2 and 3 and such Schedules shall be acceptable in form and substance to UAG.

SECTION 6.20 Registration Rights Agreement.

    Coffey shall have entered into the Registration Rights Agreement.

SECTION 6.21 Estoppel Certificates.

    UAG shall have received estoppel certificates from the lessors of the Real Property leased to the Companies and/or the Partnership in favor of UAG, Merger Subs and the Companies and in form and substance satisfactory to UAG.


                                   ARTICLE 7
                       CONDITIONS TO THE OBLIGATIONS OF
                    THE SHAREHOLDERS TO EFFECT THE CLOSING

        The obligations of the Shareholders, the Partnership and the Companies required to be performed by them at the Closing shall be subject to the satis-faction, at or prior to the Closing, of each of the following conditions, each of which may be waived by the Partnership, the Companies and the Shareholders as provided herein except as otherwise required by applicable law:

SECTION 7.1  Representations and Warranties; Agreements.

        Each of the representations and warranties of UAG contained in this Agreement shall be true and correct as of the date hereof and (having been deemed to have been made again as of the Closing Date) shall be true and correct in all material respects as of the Merger Closings. Each of the obligations of UAG required by this Agreement to be performed by it at or prior to the Merger Closings shall have been duly performed and complied with in all material respects as of the Closing. At the Closing, the Shareholders shall have received a certificate, dated the Closing Date and duly executed by UAG to the effect that the conditions set forth in the preceding two sentences have been satisfied.

SECTION 7.2  Authorization of the Agreement, Consents.

        (a) All corporate action necessary to authorize the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby shall have been duly and validly taken by UAG
 . All filings required to be made under the H-S-R Act in connection with the transactions contemplated hereby shall have been made and all applicable waiting periods with respect to each such filing, including extensions thereof, shall have expired or been terminated.

        (b) All notices to, and declarations, filings and registrations with, and consents, authorizations, approvals and waivers from, governmental and regulatory bodies and third persons (including, but not limited to, all automobile manufacturers with whom any of the Companies or the Partnership has entered into a franchise agreement (or comparable instrument)) required to consummate the transactions contemplated hereby and all consents or waivers shall have been made or obtained.

SECTION 7.3  Opinions of UAG's Counsel.

        The Shareholders shall have been furnished with the opinion of Rogers & Hardin, counsel to UAG, dated the Closing Date, in form and substance reasonably satisfactory to the Shareholders and their counsel which opinion shall be rendered with respect to those matters contained in Sections 4.1, 4.2, 4.3 and 4.5. In rendering the foregoing opinions, such counsel may rely as to factual matters upon certificates or other documents furnished by officers and directors of UAG and by government officials, and upon such other documents and data as such counsel deems appropriate as a basis for its opinion. Such counsel may specify the state or states in which they are admitted to practice, that they are not admitted to the Bar in any other state or are experts in the laws of any other state and that such opinions are limited to Georgia and federal laws and the DGCL.

SECTION 7.4  Absence of Litigation.

        No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby. No order, stay, judgment or decree shall have been issued by any court and be in effect restraining or prohibiting the consummation of the transactions contemplated hereby. No action, suit or proceeding before any court or any governmental or regulatory entity shall be pending (or threatened by any governmental or regulatory entity), and no investigation by any governmental or regulatory entity shall have been commenced (and be pending), seeking to restrain or prohibit (or questioning the validity or legality of) the consummation of the transactions contemplated by this Agreement or seeking damages in connection therewith which UAG, in good faith and with the advice of counsel, believes makes it undesirable to proceed with the consummation of the transactions contemplated hereby.

SECTION 7.5  Certificates.

        UAG shall have furnished the Shareholders with such certificates of its officers and others to evidence compliance with the conditions set forth in this Article 7 as may be reasonably requested by the Shareholders.

SECTION 7.6  Legal Matters.

        All certificates, instruments, opinions and other documents required to be executed or delivered by or on behalf of UAG or the Merger Subs under the provisions of this Agreement, and all other actions and proceedings required to be taken by or on behalf of UAG or the Merger Subs in furtherance of the transactions contemplated hereby, shall be reasonably satisfactory in form and substance to counsel for the Shareholders.

SECTION 7.7  Employment Agreement.

        The Partnership and UAG shall have entered into the Coffey Employment Agreement.

SECTION 7.8  Registration Rights Agreement.

        UAG shall have entered into the Registration Rights Agreement.


                                   ARTICLE 8
                                  TERMINATION

SECTION 8.1  Termination.

        This Agreement may be terminated at any time prior to Closing:

             (i)    by mutual consent of UAG and the Shareholders;

             (ii) by either UAG or the Shareholders if the Closing shall not have taken place on or prior to January 31, 1997, or such later date as shall have been approved by UAG and the Shareholders (provided that the terminating party is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

             (iii) by UAG or the Shareholders if any court of competent jurisdiction in the United States or other United States governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and non-appealable;

             (iv) by UAG if any of the conditions specified in Article 6 hereof have not been met or waived by UAG at such time as such condition is no longer capable of satisfaction (provided UAG is not otherwise in material breach of its representations, warranties, covenants or agreements under this Agreement);

             (v)    by the Shareholders if any of the conditions specified in
    Article 7 hereof have not been met or waived by the Shareholders at such time as such condition is no longer capable of satisfaction (provided that neither any Shareholder, the Partnership, nor the Companies is otherwise in material breach of his or its representations, warranties covenants or agreements under this Agreement); or

             (vi) by either UAG or the Shareholders if there has been a material breach on the part of the other of any representation, warranty, covenant or agreement set forth in this Agreement, which breach has not been cured within ten (10) Business Days following receipt by the breaching party of written notice of such breach or within such additional time as may be agreed upon in writing by the parties.

        If UAG or the Shareholders shall terminate this Agreement pursuant to the provisions hereof, such termination shall be effected by notice to the other party specifying the provision hereof pursuant to which such termination is made.

SECTION 8.2  Effect of Termination.

        Except (i) for any breach of this Agreement prior to its termination,
(ii) for the obligations contained in Sections 5.1 and 10.2 hereof and (iii) as set forth in Section 9.1 hereof, upon the termination of this Agreement pursuant to Section 8.1 hereof, this Agreement shall forthwith become null and void and none of the parties hereto or any of their respective officers, directors, partners, employees, agents, Affiliates, consultants, shareholders or principals shall have any liability or obligation hereunder or with respect hereto.


                                   ARTICLE 9
                                INDEMNIFICATION

SECTION 9.1  Indemnification by the Shareholders.

        Notwithstanding the Merger Closings, each Shareholder, jointly and severally, indemnifies and agrees to fully defend, save and hold harmless on an after-tax basis UAG, the Merger Subs, the Companies (after Closing), the Partnership (after Closing), the Operating Subsidiary and any of their respective officers, directors, employees, shareholders, advisors, representatives, agents and Affiliates (each a "UAG Indemnified Party"), if a UAG Indemnified Party (including the Companies, the Operating Subsidiary and the Partnership after the Closing Date) shall at any time or from time to time suffer any Costs (as defined below) arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of, (i) any and all Events of Breach (as defined below) or (ii) any Claim before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, which Claim involves, affects or relates to any assets, properties or operations of the Companies or the Partnership or the conduct of the business of the Companies or the Partnership prior to the Closing Date (a "Shareholder Third Party Claim"). As used herein, "Event of Breach" shall be and mean any one or more of the following: (i) any untruth or inaccuracy in any representation of the Shareholders, the Partnership or the Companies or the breach of any warranty of the Shareholders, the Partnership or the Companies contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit or other document furnished pursuant to this Agreement by the Shareholders, the Partnership or the Companies (or any representative of the Shareholders, the Partnership or the Companies) to UAG (or any representative of UAG) and any misrepresentation in or omission from any document furnished to UAG in connection with the Closing, (ii) any failure of any Shareholder, the Partnership or the Companies duly to perform or observe any term, provision, covenant, agreement or condition on the part of such Shareholder, the Partnership or the Companies to be performed or observed, and (iii) the failure of either or both of the Mergers to qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code, except to the extent, if any, that such failure directly results from any untruth or inaccuracy in any of Purchaser's representations contained in
Section 4.10 of this Agreement or the breach by Purchaser of any warranty contained in Section 4.10 of this Agreement. For purposes of this Article 9 "Costs" shall mean all liabilities, assessments, losses, costs, damages (not including consequential damages), expenses, claims, attorneys' fees, experts' fees, consultants' fees, and disbursements of any kind or of any nature whatsoever. For purposes of application of the indemnity provisions of this
Article 9, the amount of any Cost arising from the breach of any representation, warranty, covenant or agreement shall be the entire amount of any Cost suffered, paid or required to be paid by the respective Indemnified Party as a result of such breach.

SECTION 9.2  Indemnification by UAG.

        Notwithstanding the Merger Closings, UAG indemnifies and agrees to fully defend, save and hold harmless on an after-tax basis the Shareholders, the Companies (prior to Closing), the Partnership (prior to Closing) and any of their respective officers, directors, employees, shareholders, partners, advisors, representatives, agents and Affiliates (each a "Shareholder Indemnified Party"), if a Shareholder Indemnified Party shall at any time or from time to time suffer any Costs arising, directly or indirectly, out of or resulting from, or shall pay or become obligated to pay any sum on account of,
(i) any and all UAG Events of Breach (as defined below) or (ii) any Claim before or by any court, arbitrator, panel, agency or other governmental, administrative or judicial entity, which Claim arises out of the conduct of the businesses of the Companies and the Partnership after the Merger Closings (a "UAG Third Party Claim"). As used herein, "UAG Event of Breach" shall be and mean any one or more of the following: (i) any untruth or inaccuracy in any representation of UAG or the breach of any warranty of UAG contained in this Agreement, including, without limitation, any misrepresentation in, or omission from, any statement, certificate, schedule, exhibit or other document furnished pursuant to this Agreement by UAG (or any representative of UAG) to the Shareholders (or any representative of the Shareholders) and any misrepresentation in or omission from any document furnished to the Shareholders in connection with the Closing, and (ii) any failure of UAG duly to perform or observe any term, provision, covenant, agreement or condition on the part of UAG to be performed or observed.

SECTION 9.3  Procedures.

        If (i) any Event of Breach occurs or is alleged and a UAG Indemnified Party asserts that a Shareholder has become obligated to a UAG Indemnified Party pursuant to Section 9.1, or if any Shareholder Third Party Claim is begun, made or instituted as a result of which a Shareholder may become obligated to a UAG Indemnified Party hereunder, or (ii) a UAG Event of Breach occurs or is alleged and a Shareholder Indemnified Party asserts that UAG has become obligated to a Shareholder Indemnified Party pursuant to Section 9.2, or if any UAG Third Party Claim is begun, made or instituted as a result of which UAG may become obligated to a Shareholder Indemnified Party hereunder (for purposes of this Article 9, any UAG Indemnified Party and any Shareholder Indemnified Party is sometimes referred to as an "Indemnified Party" and UAG and the Shareholders are sometimes referred to as an "Indemnifying Party," and any UAG Third Party Claim and any Shareholder Third Party Claim is sometimes referred to as a "Third Party Claim," in each case as the context so requires), such Indemnified Party shall give written notice to the Indemni-fying Party of its or his obligation to provide indemnification hereunder, provided that any failure to so notify the Indemnifying Party shall not relieve such party from any liability that it or he may have to the Indemnified Party under this Article 9. If such notice relates to a Third Party Claim, each Indemnifying Party, jointly and severally, agrees to defend, contest or otherwise protect such Indemnified Party against any such Third Party Claim at his or its sole cost and expense. Such Indemnified Party shall have the right, but not the obligation, to participate at its own expense in the defense thereof by counsel of such Indemnified Party's choice and shall in any event cooperate with and assist the Indemnifying Party to the extent reasonably possible. If the Indemnifying Party fails timely to defend, contest or otherwise protect against such Third Party Claim, such Indemnified Party shall have the right to do so, including, without limitation, the right to make any compromise or settlement thereof, and such Indemnified Party shall be entitled to recover the entire Cost thereof from the Indemnifying

Party, including, without limitation, attorneys' fees, disbursements and amounts paid (or of which such Indemnified Party has become obligated to pay) as the result of such Third Party Claim. Failure by the Indemnifying Party to notify such Indemnified Party of its or their election to defend any such Third Party Claim within fifteen (15) days after notice thereof shall have been given to the Indemnifying Party shall be deemed a waiver by the Indemnifying Party of its or their right to defend such Third Party Claim. If the Indemnifying Party assumes the defense of the particular Third Party Claim, the Indemnifying Party shall not, in the defense of such Third Party Claim, consent to entry of any judgment or enter into any settlement, except with the written consent of such Indemnified Party. In addition, the Indemnifying Party shall not enter into any settlement of any Third Party Claim except with the written consent of such Indemnified Party which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to such Indemnified Party a full release from all liability in respect of such Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at their own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third Party Claim to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.

SECTION 9.4  Remedies.

        The rights of an Indemnified Party under this Article 9 are in addition to such other rights and remedies which such Indemnified Party may have under this Agreement, applicable law or otherwise.


                                  ARTICLE 10
                                 MISCELLANEOUS

SECTION 10.1 Survival of Provisions.

        The respective representations, warranties, covenants and agreements of each of the parties to this Agreement (except covenants and agreements which are expressly required to be performed and are performed in full on or before the Closing Date) shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement. In the event of a breach of any such representations, warranties or covenants, the party to whom such representations, warranties or covenants have been made shall have all rights and remedies for such breach available to it under the provisions of this Agreement or otherwise, whether at law or in equity, regardless of any disclosure to, or investigation made by or on behalf of, such party on or before the Closing Date.

SECTION 10.2 Fees and Expenses.

        Except as otherwise expressly provided in this Agreement, all legal and other fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby through the Closing Date shall be paid by the party incurring such fees, costs or expenses; provided, however, that if the Closing does not occur and Section 5.6 hereof is breached, then the Shareholders, the Partnership or the Companies shall pay to UAG, within five (5) Business Days after receipt of a request therefor, an amount equal to a reasonable amount of legal and other fees, costs and expenses necessarily incurred by UAG in connection with this Agreement and the transactions contemplated hereby.

SECTION 10.3 Headings.

        The section headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

SECTION 10.4 Notices.

        All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand, recognized overnight delivery service or facsimile transmission or mailed by registered or certified mail, postage prepaid (return receipt requested), as follows:

        If to the Companies or the Partnership before the Closing Date:

             Kevin J. Coffey
             16835 Katy Freeway
             Houston, Texas  77094
             Facsimile No.:  713) 579-5420

             with a copy to:

             Law Offices of David R. Sapp, P.C.
             710 West Avenue
             Austin, Texas  78701
             Telephone No.:  (512) 474-1801
             Facsimile No.:  (512) 474-8230
             Attn:  David R. Sapp, Esq.

        If to the Companies or the Partnership after the Closing Date (in addition to the foregoing addresses):

             United Auto Group, Inc.
             375 Park Avenue
             New York, New York 10022
             Facsimile No.: (212) 223-5148
             Attn:  George G. Lowrance
             Executive Vice President
             with a copy to:

             Rogers & Hardin
             2700 International Tower
             229 Peachtree Street, N.E.
             Atlanta, Georgia  30303
             Attn:  Michael Rosenzweig, Esq.

        If to any Shareholder:

             Kevin J. Coffey
             16835 Katy Freeway
             Houston, Texas  77094
             Facsimile No.: (713) 579-5420

             with a copy to:

             Law Offices of David R. Sapp, P.C.
             710 West Avenue
             Austin, Texas  78701
             Telephone No.:  (512) 474-1801
             Facsimile No.:  (512-474-8230
             Attn:  David R. Sapp, Esq.

        If to UAG or the Merger Subs:

             United Auto Group, Inc.
             375 Park Avenue
             New York, New York 10022
             Facsimile No.: (212) 223-5148
             Attn:  George G. Lowrance,
             Executive Vice President

             with a copy to:

             Rogers & Hardin
             2700 Cain Tower,
             229 Peachtree Street, N.E.
             Atlanta, Georgia  30303
             Attn:  Michael Rosenzweig, Esq.


or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or three (3) days after the date so mailed; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.

SECTION 10.5 Assignment.

        This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto (and with respect to the Shareholders, the personal representatives and heirs of the Shareholders) and their respective successors and permitted assigns, and the provisions of Article 9 hereof shall inure to the benefit of the Indemnified Parties referred to therein; provided, however, that neither this Agreement nor any of the rights, interests, or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties. Notwithstanding the foregoing, UAG shall have the unrestricted right to assign this Agreement and to delegate all or any part of its obligations hereunder to any Affiliate of UAG, but in such event UAG shall remain fully liable for the performance of all of such obligations in the manner prescribed in this Agreement.

SECTION 10.6 Entire Agreement.

        This Agreement (including the Schedules hereto) and the Documents embody the entire agreement and understanding of the parties with respect to the transactions contemplated hereby and supersede all prior written or oral commitments, arrangements or understandings between the parties with respect thereto and all prior drafts of this Agreement. There are no restrictions, agreements, promises, warranties, covenants or undertakings with respect to the transactions contemplated hereby other than those expressly set forth herein or in the Documents. Prior drafts of this Agreement shall not be used as a basis for interpreting this Agreement.

SECTION 10.7 Waiver and Amendments.

        Each of the Shareholders, the Partnership and the Companies as one Party, and UAG and the Merger Subs as the other Party may by written notice to the other parties (i) extend the time for the performance of any of the obligations or other actions of the other parties, (ii) waive any inaccuracies in the representations or warranties of the other parties contained in this Agreement, (iii) waive compliance with any of the covenants of the other parties contained in this Agreement, (iv) waive performance of any of the obligations of the other parties created under this Agreement, or (v) waive fulfillment of any of the conditions to its own obligations under this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach, whether or not similar. This Agreement may be amended, modified or supplemented only by a written instrument executed by the parties hereto.

SECTION 10.8 Counterparts.

        This Agreement may be executed by facsimile signature(s) and in any number of counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

SECTION 10.9 Accounting Terms.

        All accounting terms used herein which are not expressly defined or modified in this Agreement shall have the respective meanings given to them in accordance with GAAP.

SECTION 10.10  Certain Miscellaneous Definitions.

        For purposes of this Agreement:

        (a) "Affiliate" of a specified Person shall mean a Person that directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, the Person specified, and in the case of a specified Person who is a natural person, his spouse, his issue, his parents, his estate and any trust entirely for the benefit of his spouse and/or issue.

        (b) "Business Day" shall mean any day excluding Saturday, Sunday and any day which is a legal holiday under Federal law.

        (c) "Documents" shall mean the Coffey Employment Agreement and the Registration Rights Agreement.

        (d) "GAAP" shall mean generally accepted accounting principles in effect in the United States on the Closing Date.

        (e) "Material Adverse Effect" shall mean any change in, or effect on, the Person specified (including the businesses thereof) which is, or might be, materially adverse to the business, operations, assets, condition (financial or otherwise) or prospects of such Person.

        (f) "Person" shall mean and include an individual, corporation, partnership, limited liability company, joint venture, association, trust, any other incorporated or unincorporated organization or entity and a governmental entity or any department or agency thereto.

SECTION 10.11  Schedules.

        Disclosure of any matter in any Schedule hereto or in the Financial Statements shall not be considered as disclosure pursuant to any other provision, subprovision, section or subsection of this Agreement or Schedule to this Agreement.

SECTION 10.12  Severability.

        If any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby. To the extent permitted by applicable law, each party waives any provision of law which renders any provision of this Agreement invalid, illegal or unenforceable in any respect.

SECTION 10.13  Remedies.

        None of the remedies provided for in this Agreement, including termination of this Agreement as set forth in Article 8, indemnification as set forth in Article 9 or the payment of certain fees, costs and expenses as set forth in Section 10.2, shall be the exclusive remedy of either party for a breach of this Agreement. The parties hereto shall have the right to seek any other remedy in law or equity in lieu of or in addition to any remedies provided in this Agreement, including an action for damages for breach of contract.

SECTION 10.14  Number, Gender.

        Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

SECTION 10.15  Governing Law.

        This Agreement shall be governed by the laws of the State of Texas.

SECTION 10.16  Right of First Refusal.

        In the event that, after the Merger Closings, UAG, or any of its Affiliates, desires to accept a bona fide third-party offer to purchase the stock of the Merger Subs or any other entity owning or operating the Dealerships and/or the assets of the Dealerships, then UAG shall promptly deliver to Coffey written notice (the "Notice") of the offer and the basic terms and conditions thereof, including the proposed purchase price. Coffey will, for a period of ten (10) days following receipt of the Notice (the "Option Period"), have the right to make a written offer (the "Coffey Offer") on the same terms and conditions as are set forth in the Notice. If the Coffey Offer is received within the Option Period, then UAG and Coffey shall negotiate in good faith to reach a definitive agreement within thirty days (which agreement shall be subject to manufacturer's approval as well as such other terms and conditions as UAG and Coffey agree consistent with the Coffey Offer). If the Coffey Offer is not received within the Option Period then this right of first refusal will expire and will be null, void and of no effect. Unless it has expired earlier pursuant to the terms hereof, this right of first refusal will expire and will be null, void and of no effect on December 31, 2007.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              UNITED AUTO GROUP, INC., a Delaware
                              corporation


                              By: /s/ George G. Lowrance
                              Name:   George G. Lowrance
                              Title:  Executive Vice President


                              UAG TEXAS, INC., a Delaware corporation


                              By: /s/ George G. Lowrance
                              Name:   George G. Lowrance
                              Title:  Executive Vice President


                              UAG TEXAS II, INC., a Delaware corporation


                              By: /s/ George G. Lowrance
                              Name:   George G. Lowrance
                              Title:  Executive Vice President


                              CROWN JEEP EAGLE, INC., a Delaware corporation


                              By: /s/ Kevin J. Coffey
                              Name:   Kevin J. Coffey
                              Title:  President


                              BERYLSON, INC., a Texas corporation


                              By: /s/ Paul J. Rhodes
                              Name:   Paul J. Rhodes
                              Title:  President

                   [Signatures continued on following page]

                              SHANNON AUTOMOTIVE, LTD., a Texas Limited
                              Partnership


                              By:/s/ Kevin J. Coffey
                              Name:  Kevin J. Coffey
                              Title: President of the General Partner


                              /s/ Kevin J. Coffey
                              Kevin J. Coffey, Individually


                              /s/ Paul J. Rhodes
                              Paul J. Rhodes, Individually




130900.06